Exhibit 4.1

PREMIER ENTERTAINMENT SUB, LLC

PREMIER ENTERTAINMENT FINANCE CORP.

$750,000,000    5.625% Senior Notes due 2029

$750,000,000    5.875% Senior Notes due 2031

INDENTURE

Dated as of August 20, 2021

U.S. Bank National Association,

as Trustee

 i

EXHIBITS

Exhibit A-1	FORM OF 5.625% SENIOR NOTE DUE 2029
Exhibit A-2	FORM OF 5.875% SENIOR NOTE DUE 2031
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED IN CONNECTION WITH BALLY’S ASSUMPTION
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

INDENTURE dated as of August 20, 2021 (the “Base Indenture”) among Premier Entertainment Sub, LLC (“PE Sub”), a Delaware limited liability company and wholly-owned, unrestricted indirect subsidiary of Bally’s Corporation, a Delaware Corporation (the “Company”), Premier Entertainment Finance Corp. (“PE Corp.” and, together with PE Sub, the “Escrow Issuers”), a Delaware corporation and wholly-owned, unrestricted indirect subsidiary of the Company, the Guarantors (as defined herein) party hereto from time to time, and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

The Escrow Issuers have duly authorized the creation and issue of 5.625% Senior Notes due 2029 (the “2029 Notes”) and 5.875% Senior Notes due 2031 (the “2031 Notes” and, together with the 2029 Notes, the “Notes”) and of the tenors and amounts hereinafter set forth, and to provide therefor the Escrow Issuers have duly authorized the execution and delivery of this Indenture.

Upon satisfaction of the Escrow Release Condition (as defined herein), the Company and the Guarantors will (i) enter into a supplemental indenture to the Base Indenture (the “Supplemental Indenture” and, together with the Initial Indenture, the “Indenture”) with the Trustee, pursuant to which (x) the Company will assume all of the obligations of the Escrow Issuers under the Base Indenture and each series of Notes (the “Assumption”), and (y) the Guarantors will, jointly and severally, fully and unconditionally guarantee the obligations of the Issuer (as defined below), with respect to each series of Notes, on a senior unsecured basis (collectively, the “Guarantees”). As used herein, unless the context otherwise requires, (i) the term “Guarantors” shall include, collectively, each of the Company’s existing subsidiaries that will guarantee the Company’s new credit facilities, to be entered into on the date of the Assumption, and (ii) the term “Issuer” shall refer (x) collectively, to PE Sub and PE Corp. prior to the Assumption, and (y) to the Company from and after the Assumption.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders (as defined herein) thereof, each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

Article 1
DEFINITIONS

Section 1.01            Definitions.

For purposes of this Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2029 Notes” means the Issuer’s $750,000,000 in aggregate principal amount of notes due 2029.

“2031 Notes” means the Issuer’s $750,000,000 in aggregate principal amount of notes due 2031.

“2029 Notes Applicable Premium” means, with respect to any 2029 Note on any redemption date, the greater of: (1) 1.0% of the principal amount of the 2029 Note or (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the 2029 Note at September 1, 2024 (such redemption price being set forth in the table appearing in Section 3.07(d) hereto), plus (ii) all required interest payments due on the 2029 Note through September 1, 2024 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the principal amount of such Note.

“2031 Notes Applicable Premium” means, with respect to any 2031 Note on any redemption date, the greater of: (1) 1.0% of the principal amount of the 2031 Note or (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the 2031 Note at September 1, 2026 (such redemption price being set forth in the table appearing in Section 3.07(i) hereto), plus (ii) all required interest payments due on the 2029 Note through September 1, 2026 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the principal amount of such Note.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness, Disqualified Stock or preferred stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that, for the avoidance of doubt, if such Indebtedness, Disqualified Stock, or preferred stock is redeemed, retired, or defeased (whether by covenant or legal defeasance), repurchased, discharged or otherwise repaid or acquired (or if irrevocable deposit has been made for the purpose of such repurchase, redemption, retirement, defeasance (whether covenant or legal), discharge or repayment or other acquisition) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness, Disqualified Stock, or preferred stock shall not constitute Acquired Debt.

“Acquisition” means, with respect to any Person, any transaction or series of related transactions for the (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person (other than any then-existing Company), (b) acquisition of more than 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger, amalgamation or consolidation of such Person or any other combination of such Person with any other Person (other than any of the foregoing between or among any then-existing Companies).

“Additional Notes” means additional notes of the applicable series (other than the Initial Notes of the applicable series) issued under this Indenture in accordance with Sections 2.01(b) and 4.09 hereof, as part of the same series as the Initial Notes of the applicable series.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that as to the Issuer and each of the Guarantors or any Subsidiary thereof “Control” shall mean the possession, directly or indirectly, of the power to (x) vote more than 50% (or, for purposes of Section 4.11 hereof, 15%) of the outstanding voting interests of a Person or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note of the applicable series, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of any assets or rights whether effected pursuant to a Division or otherwise, by the Issuer or any of the Issuer’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 and/or Section 5.01 hereof and not by Section 4.10 hereof;

(2)	the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of the Issuer’s Restricted Subsidiaries of Equity Interests in any of the Issuer’s Restricted Subsidiaries (other than preferred stock issued in compliance with Section 4.09 hereof); or

(3)	an Interactive Unrestricted Subsidiary Sale.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value not to exceed the greater of (x) $31.0 million and (y) 5.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date;

(2)	any transaction that is consummated in accordance with the provisions of Section 5.01 hereof;

(3)	a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(4)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(5)	the sale, disposition, exchange for replacement items or other items used or useful in a Permitted Business, lease or other transfer of inventory, products, services or accounts receivable in the ordinary course of business or in bankruptcy or similar proceedings;

(6)	any sale or other disposition of damaged, non-core, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole);

(7)	licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(8)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(9)	the granting of Liens not prohibited by Section 4.12 hereof;

(10)	the sale or other disposition of cash or Cash Equivalents;

(11)	a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(12)	any exchange of property pursuant to Section 1031 of the Internal Revenue Code for use in a related business;

(13)	foreclosures, condemnations or any similar action on assets;

(14)	any leases of retail, restaurant or entertainment venues and other similar spaces in the ordinary course of business;

(15)	terminations of Hedging Obligations;

(16)	any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims, or voluntary terminations of other contracts or assets, in the ordinary course of business;

(17)	any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(18)	foreclosures, condemnation, eminent domain or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(19)	any surrender or waiver of contractual rights or the settlement, release or surrender or contractual rights or other litigation claims in the ordinary course of business;

(20)	the sale, lease, assignment, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable for notes receivable or other dispositions or accounts receivable in connection with the collection or compromise thereof;

(21)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of Real Property) by the Issuer or any of its Restricted Subsidiaries, including sale and leaseback transactions and asset securitizations, permitted by this Indenture;

(22)	the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business and which do not materially interfere with the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(23)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or that is immaterial;

(24)	any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(25)	sales of Unrestricted Subsidiaries (other than an Interactive Unrestricted Subsidiary Sale) or Joint Ventures or other development ventures, or issuances or sales of Equity Interests, Indebtedness, other securities or other Investments therein, or assets thereof;

(26)	any transfer of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility in connection with the occurrence of a Triggering Event;

(27)	(i) the lease, sublease or license of any portion of any Property to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments of facilities and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses;

(28)	the dedication of space or other dispositions of Property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project;

(29)	dedications or dispositions of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by the Issuer or any Restricted Subsidiary or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Issuer and any Restricted Subsidiary;

(30)	the disposition of non-core assets acquired in connection with any acquisition or Investment permitted under this Indenture in an amount not to exceed 25% of the aggregate purchase price for such acquisition or Investment; and

(31)	the Permitted Reorganization Transactions and any disposition of assets made in connection therewith.

In the event that a transaction (or a portion thereof) meets the criteria of more than one of the categories described in clauses (1) through (31) above, the Issuer, in its sole discretion, will be entitled to divide and classify or reclassify such transaction (or a portion thereof) between or among such categories.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”; provided, further, however, that in no event shall any Gaming/Racing Lease constitute any Attributable Debt.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified or supplemented from time to time or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the board of managers of such limited liability company or any committee thereof duly authorized to act on behalf of such board or the managing member or members or any controlling committee of managing members thereof, as applicable; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease” as applied to any Person, means any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, however, that (a) for the avoidance of doubt, any lease that was accounted for by any Person as an operating lease as of December 31, 2018 and any similar lease entered into after December 31, 2018 by any Person may, in the sole discretion of the Issuer, be accounted for as an operating lease and not as a Capital Lease and (b) each Gaming/Racing Lease shall be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligation” means, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, however, that (a) for the avoidance of doubt, any lease that was accounted for by any Person as an operating lease as of December 31, 2018 and any similar lease entered into after December 31, 2018 by any Person may, in the sole discretion of the Issuer, be accounted for as an operating lease and not as a Capital Lease and (b) each Gaming/Racing Lease shall be accounted for as an operating lease and not as a Capital Lease.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means, for any Person: (1) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (2) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500.0 million that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any lender under the Senior Credit Facilities (“Lender”) or bank holding company owning any Lender (in each case, at the time of acquisition); (3) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A 2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (4) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (5) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (6) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (2) above (in each case, at the time of acquisition); (7) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (8) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, and rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Company promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business; (9) such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business; or (10) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (9) above.

“Cash Confirmed Escrow Account” means the Gamesys Purchase Portion Escrow Account.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holdco” means any domestic subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Subsidiaries of the Issuer that are CFCs or other CFC Holdcos.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than Permitted Holders; or

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than (i) any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as Trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for the Issuer (in a transaction where the Voting Stock of the Issuer outstanding prior to such transaction is converted into or exchanged for the Voting Stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance)), (ii) any Person that has received Voting Stock of the Issuer in consideration of any acquisition or Investment, whether by purchase, merger, consolidation or otherwise, by the Issuer or any of its Subsidiaries, which Person is temporarily holding such Voting Stock pending distribution to other Persons (so long as, immediately after giving effect to such distribution, no Change of Control shall otherwise have occurred) and (iii) a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer measured by voting power rather than number of shares.

“Change of Control Time” has the meaning assigned to that term in the definition of “Rating Decline”.

“Change of Control Triggering Event” means both (1) a Change of Control and (2) a Rating Decline.

“Clearstream” means Clearstream Banking, S.A.

“Comfort Letters” means collectively, all letter agreements between or among the Division and/or the DBR, on the one hand, and on the other hand, any or all of the Issuer and its Subsidiaries, clarifying, modifying and/or waiving, as the case may be, provisions of the Rhode Island Regulatory Agreement, the Rhode Island Lottery Rules and/or the DBR rules or regulations (and also, in some cases, giving related consents or approvals or taking other related actions or agreeing to refrain from taking certain actions).

“Companies” means the Issuer and its Subsidiaries; and “Company” means any one of them.

“Consolidated EBITDA” means, for any Test Period, the sum (without duplication) of Consolidated Net Income for such Test Period; plus

(1)	in each case to the extent deducted in calculating such Consolidated Net Income:

(a)	provisions for taxes based on income or profits or capital gains, plus franchise or similar taxes and for state taxes payable in lieu of income taxes, of the Issuer and its Restricted Subsidiaries for such Test Period (in each case in this clause (a), other than gaming taxes under Title 29 of the Delaware Code or otherwise in effect in the State of Delaware);

(b)	consolidated interest expense (net of interest income (other than interest income in respect of notes receivable and similar items)) of the Issuer and its Restricted Subsidiaries for such Test Period, whether paid or accrued and whether or not capitalized;

(c)	any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument;

(d)	depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period);

(e)	any Pre-Opening Expenses;

(f)	the amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs, contract termination costs and one-time compensation charges), costs and expenses incurred in connection with any non-recurring strategic initiatives, integration costs, referendum costs and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and costs associated with establishing new facilities (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(g)	any unusual or non-recurring costs, charges, accruals, reserves or items of loss or expense (including, without limitation, losses on asset sales (other than asset sales in the ordinary course of business) and non-recurring litigation expenses) (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period);

(h)	any charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments related to the Transactions) related to the Transactions, any Permitted Investment (including any other Acquisition) or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful;

(i)	any losses resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(j)	license fees paid by the Issuer to the State of Delaware described in Section 4819(d), Title 29 of the Delaware Code;

(k)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(l)	professional fees paid to consultants to assist the Credit Parties to preserve tax refunds resulting from prior net operating losses; and

(m)	to the extent included in calculating such Consolidated Net Income, non-cash items decreasing such Consolidated Net Income for such Test Period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period (other than amortization of a prepaid cash item that was paid in a prior period), (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period pursuant to (b)(iv) below to such extent); minus

(2)	each of the following:

(a)	to the extent included in calculating such Consolidated Net Income, non-cash items increasing such Consolidated Net Income for such period, other than (A) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(b)	to the extent included in calculating such Consolidated Net Income, the amount of any gains resulting from mark to market accounting of Swap Contracts or other derivative instruments;

(c)	to the extent included in calculating such Consolidated Net Income, any unusual or non-recurring items of income or gain to the extent increasing Consolidated Net Income for such Test Period; and

(d)	to the extent not deducted in calculating such Consolidated Net Income, cash payments in such Test Period in respect of non-cash charges the Issuer previously elected to add back pursuant to (1)(k) above; plus

(3)	the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated (in the good faith determination of the Issuer) during such Test Period (or with respect to Specified Transactions, are reasonably expected to be initiated within eighteen (18) months of the closing date of the Specified Transaction), including in connection with the Transactions or any Specified Transaction (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of such Test Period), net of the amount of actual benefits realized during such period from such actions; provided that (i) such actions are to be taken within eighteen (18) months after the consummation of such Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (ii) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause (3) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such Test Period, and (iii) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (3) to the extent more than eighteen (18) months have elapsed after the specified action taken (or in the case of a Specified Transaction, more than eighteen (18) months have elapsed after the date of such Specified Transaction) in order to realize such projected cost savings, operating expense reductions, other operating improvements and synergies; provided, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (3) shall not (i) exceed 25.0% of Consolidated EBITDA for such period (before giving effect to this clause (3) or (ii) be duplicative of one another; plus

(4)	to the extent not included in Consolidated Net Income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (2)(c) above, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for such Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (4) to the extent the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (4)) does not exceed Consolidated EBITDA attributable to such property during the most recently completed four fiscal quarters for which financial results are available that such property was fully operational (or if such property has not been fully operational for four consecutive fiscal quarters for which financial results are available prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters); plus

(5)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) above for any previous Test Period and not added back.

Consolidated EBITDA shall be further adjusted (without duplication):

(A)	to include the Consolidated EBITDA of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by the Issuer or any Restricted Subsidiary during such Test Period and (ii) any Unrestricted Subsidiary the designation of which as such is revoked and converted into a Restricted Subsidiary during such Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or Revocation), determined as if references to the Issuer and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(B)	to exclude the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Issuer or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to the Issuer and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries;

(C)	in the event of any Expansion Capital Expenditures that were opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Expansion Capital Expenditures (as determined by the Issuer in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Expansion Capital Expenditures by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Expansion Capital Expenditures during the quarter in which the business representing such Expansion Capital Expenditure opened (unless such business opened on the first day of a fiscal quarter);

(D)	in the event of any Development Project that was opened for business during such Test Period, by multiplying the Consolidated EBITDA attributable to such Development Project (as determined by the Issuer in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such Development Project by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such Development Project during the quarter in which such Development Project opened (unless such business opened on the first day of a fiscal quarter);

(E)	in the event of any new operations of the Issuer or any Subsidiary that have been organically developed by the Issuer or any Subsidiary (e.g., not a Permitted Acquisition, but self-developed or self-constructed) that were opened during such Test Period, by multiplying the Consolidated EBITDA attributable to such new organically developed operations (as determined by the Issuer in good faith) in respect of the first three (3) complete fiscal quarters following opening of the business representing such organically developed operations by: (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters) and, for the avoidance of doubt, excluding Consolidated EBITDA attributable to such new organically developed operations during the quarter in which such new organically developed operations opened (unless such business opened on the first day of a fiscal quarter);

(F)	in any fiscal quarter during which a purchase of property that prior to such purchase was subject to any operating lease that will be terminated in connection with such purchase shall occur and during the three (3) following fiscal quarters, by increasing Consolidated EBITDA by an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) four (4) (in the case of the quarter in which such purchase occurs), (b) three (3) (in the case of the quarter following such purchase), (c) two (2) (in the case of the second quarter following such purchase) and (d) one (1) (in the case of the third quarter following such purchase), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries;

(G)	to the extent that a Tax Reduction Event occurs during such Test Period, Consolidated EBITDA for such Test Period shall be calculated on a Pro Forma Basis as if such Tax Reduction Event (and the resultant reduction in gaming taxes payable to the State of Delaware) had occurred on the first day of such Test Period; and

(H)	by increasing Consolidated EBITDA by an amount equal to the amount of all expenditures related to video lottery terminals (“VLTs”) incurred by the State of Rhode Island or the State of Delaware as the owner of the VLTs in the Company’s properties in such states; provided that such amount will be reduced by the amount of Consolidated Net Income, if any, recognized by the Company and its Restricted Subsidiaries from the joint venture to be entered into with IGT Global Solutions Corporation in respect of the Company’s existing Rhode Island properties; provided further that the amount added to Consolidated EBITDA under this clause (H) shall not exceed $25 million in the aggregate during a Test Period.

“Consolidated Interest Expense” means, for any Test Period, the sum of interest expense of the Issuer and its Restricted Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication, (a) the interest portion of payments on Capital Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged and any Escrowed Indebtedness, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) net payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (j) fees and expenses associated with the consummation of the Transactions, (k) costs and fees associated with obtaining Swap Contracts and fees payable thereunder.

“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date; provided, however that for purposes of the amount described in clause (a) above shall be calculated without giving effect to clause (c) of the definition of Consolidated Net Indebtedness.

“Consolidated Net Income” means, for any Test Period, the aggregate of the net income of the Issuer and its Restricted Subsidiaries for such Test Period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(1)	any gain or loss (together with any related provision for taxes thereon) realized in connection with (i) any asset sale outside the ordinary course of business or (ii) any disposition of any securities by such Person or any of its Restricted Subsidiaries shall be excluded;

(2)	any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

(3)	the net income of any Person that (i) is not a Restricted Subsidiary, (ii) is accounted for by the equity method of accounting, (iii) is an Unrestricted Subsidiary or (iv) is a Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of the Issuer and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to the Issuer or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash);

(4)	the undistributed earnings of any Restricted Subsidiary of the Issuer that is not a Guarantor to the extent that, on the date of determination the payment of cash dividends or similar cash distributions by such Restricted Subsidiary (or loans or advances by such subsidiary to any parent company) are not permitted by the terms of any Contractual Obligation (other than under this Indenture) or Requirement of Law applicable to such Restricted Subsidiary shall be excluded, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been waived; provided that Consolidated Net Income of the Issuer and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to the Issuer or a Restricted Subsidiary (not subject to such restriction) thereof in respect of such period by such Restricted Subsidiaries (or to the extent converted into cash);

(5)	any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(6)	any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, or otherwise in respect of, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(7)	the cumulative effect of a change in accounting principles shall be excluded;

(8)	any expenses or reserves for liabilities shall be excluded to the extent that the Issuer or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which the Issuer or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (8));

(9)	losses, to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(10)	gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 shall be excluded;

(11)	the net income (or loss) of a Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included in an amount proportional to the Issuer’s economic ownership interest therein; and

(12)	the transaction fees and expenses relating to prior financing activities and the Gamesys Acquisition, in each case as required by the Rule 2.7 Announcement dated April 13, 2021 related to the Gamesys Acquisition or as otherwise described in the Offering Memorandum, shall be included.

Notwithstanding anything contained herein to the contrary, for purposes of this Indenture, Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under any Gaming/Racing Lease (and any Guarantee or support arrangement in respect thereof) in the applicable Test Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under any such Gaming/Racing Lease (and any Guarantee or support arrangement in respect thereof) not paid in cash during the relevant Test Period or other non-cash amounts incurred in respect of such Gaming/ Racing Lease (and any Guarantee or support arrangement in respect thereof); provided that any “true-up” of rent paid in cash pursuant to such Gaming/Racing Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Consolidated Net Indebtedness” means, as at any date of determination, (a) the aggregate amount of all Indebtedness of the Issuer and its Restricted Subsidiaries (other than any such Indebtedness that has been Discharged and any Escrowed Indebtedness) on such date, in an amount that would be reflected on a balance sheet on such date prepared on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, obligations in respect of Capital Leases, purchase money Indebtedness, Indebtedness evidenced by promissory notes and similar instruments and Contingent Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below), minus (b) Unrestricted Cash, minus (c) Development Expenses (x) of the type in clause (a) of the definition thereof and (y) to the extent paid using Unrestricted Cash or the proceeds of Indebtedness that was previously included in clause (a) of the definition thereof, of the type in clause (b) in such definition thereof (excluding Development Expenses that consist of Unrestricted Cash that was deducted from Consolidated Net Indebtedness pursuant to clause (b) above, if any); provided that (i) Consolidated Net Indebtedness shall not include (A) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder or (B) Indebtedness of the type described in clause (i) of the definition thereof, (ii) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, shall be reduced by an amount directly proportional to the amount (if any) by which Consolidated EBITDA was reduced (including through the calculation of Consolidated Net Income) in respect of such non-controlling interest in such Restricted Subsidiary owned by a Person other than the Issuer or any of its Restricted Subsidiaries, (iii) Consolidated Net Indebtedness shall not include Contingent Obligations, provided, however, that if and when any such Contingent Obligation that does not constitute Consolidated Net Indebtedness is demanded for payment from the Issuer or any of its Restricted Subsidiaries, then the amounts of such Contingent Obligation shall be included in such calculations of Consolidated Net Indebtedness and (iv) the amount of Consolidated Net Indebtedness, in the case of Indebtedness of a Subsidiary of the Issuer that is not a Guarantor and which Indebtedness is not guaranteed by the Issuer or any Guarantor in an amount in excess of the proportion of such Indebtedness that would not be so excluded shall be reduced by an amount directly proportional to the amount by which Consolidated EBITDA was reduced due to the undistributed earnings of such Subsidiary being excluded from Consolidated Net Income pursuant to clause (4) thereof.

“Consolidated Secured Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Secured Net Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Consolidated Secured Net Indebtedness” means Consolidated Net Indebtedness minus the sum of the portion of Indebtedness of the Issuer or any Restricted Subsidiary included in Consolidated Net Indebtedness that is not secured by any Lien on property or assets of the Issuer or any Restricted Subsidiary.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the Holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any lease guarantees executed in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Core Property” means, collectively, (i) Twin River Casino Hotel, (ii) Tiverton Casino Hotel, (iii) Dover Downs Hotel Casino, (iv) Hard Rock Biloxi, (v) Black Hawk Casinos (includes the Golden Gates, Golden Gulch and Mardi Gras Casinos), (vi) Casino KC, (vii) Casino Vicksburg, (viii) Bally’s Atlantic City, (ix) Eldorado Resort Casino Shreveport, (x) Bally’s Lake Tahoe Casino Resort. (xi) Jumer’s Casino and Hotel, and (xii) Tropicana Evansville.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which any time its corporate trust business related to this Indenture shall be administered, which office at the date hereof is (a) solely for purposes of the transfer, exchange or surrender of the Notes, 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Premier Entertainment Sub, LLC and Premier Entertainment Finance Corp., and (b) for all other purposes, CityPlace I, 185 Asylum Street, 27th Floor, Hartford, CT 06103, Attention: Premier Entertainment Sub, LLC and Premier Entertainment Finance Corp., or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facility,” or “Credit Facilities” means, one or more debt facilities (including, without limitation, the Senior Credit Facilities), indentures, notes, notes purchase agreements or commercial paper facilities, in each case, with banks or other institutional lenders or accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors)in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“DBR” means the State of Rhode Island Department of Business Regulation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note of the applicable series registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, executed by a financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Development Expenses” means without duplication, the aggregate principal amount, not to exceed $200.0 million at any time, of (a) outstanding Indebtedness incurred after the Issue Date, the proceeds of which, at the time of determination are pending application and are required or intended to be used to fund and (b) amounts spent after the Issue Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of the Issuer or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) the Issuer or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite Gaming/Racing Approvals or other governmental authorizations, so long as, in the case of any such Gaming/Racing Approvals or other governmental authorizations, the Issuer or a Restricted Subsidiary or other applicable Person is diligently pursuing such Gaming/Racing Approvals or governmental authorizations), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) above (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” means Investments, directly or indirectly, (a) in any Joint Ventures or Unrestricted Subsidiaries in which the Issuer or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and, in the case of a Joint Venture, in which the Issuer or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture, or (b) in, or expenditures with respect to, casinos, “racinos,” full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns or Persons that own casinos, “racinos,” full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns (including casinos, “racinos,” full-service casino resorts, non-gaming resorts, entertainment or retail developments, distributed gaming applications or taverns in development or under construction that are not presently open or operating) with respect to which the Issuer or any of its Restricted Subsidiaries will directly manage the development thereof or (directly or indirectly through Subsidiaries) the Issuer or any of its Restricted Subsidiaries has entered into a management, development or similar contract (or an agreement to enter into such a management, development or similar contract) and such contract remains in full force and effect at the time of such Investment, though it may be subject to regulatory approvals, in each case, used to finance, or made for the purpose of allowing such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern, as the case may be, to finance the purchase or other acquisition or construction of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern and assets ancillary or related thereto, or the construction and development of a casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application, tavern or assets ancillary or related thereto and including Pre-Opening Expenses with respect to such Joint Venture, Unrestricted Subsidiary, casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern and other fees and payments to be made to such Joint Venture, Unrestricted Subsidiary or the owners of such casino, “racino,” full-service casino resort, non-gaming resort, entertainment or retail development, distributed gaming application or tavern.

“Discharged” means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the Holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes of each series mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the Holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control, an Asset Sale or an event of loss will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture is the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. Disqualified Stock shall not include any shares of Capital Stock, which, after the issuance thereof, become subject to mandatory redemption due to the actions or requirements of any Gaming/Racing Authority, to the extent that such issuance was made in compliance with applicable laws and, at the time of such issuance, such Capital Stock did not constitute Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division of Lotteries” means the Division of Lotteries of the State of Rhode Island Department of Revenue.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer (a) that was formed under the laws of the United States or any state of the United States or the District of Columbia and does not constitute an Immaterial Subsidiary, a CFC Holdco, or a Subsidiary of a CFC, or (b) that directly or indirectly, guarantees, or pledges any property or assets to secure Indebtedness incurred under a Credit Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Issuer by the Issuer (other than Disqualified Stock and other than to a Subsidiary of the Issuer).

“Escrow Accounts” means the Gamesys Purchase Portion Escrow Account and the Interest Escrow Account.

“Escrow Agreements” means the Gamesys Purchase Portion Escrow Agreement and the Interest Escrow Agreement.

“Escrow Co-Issuer” refers to Premier Entertainment Finance Corp.

“Escrow Issuers” means, collectively, the Escrow LLC Issuer and the Escrow Co-Issuer. “Escrow LLC Issuer” refers to Premier Entertainment Sub, LLC.

“Escrow Period” means that period beginning on the Issue Date and ending on the Escrow Release Date.

“Escrowed Indebtedness” means Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Capital Expenditures” means any capital expenditure by the Issuer or any of its Restricted Subsidiaries in respect of the purchase, construction, development or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in the Issuer’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of the Issuer and its Restricted Subsidiaries, excluding any such capital expenditures financed with Net Proceeds of an Asset Sale and excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of the Issuer and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, which shall be determined in good faith by the Board of Directors of the Issuer if expected to be greater than $35.0 million.

“FF&E” means furniture, fixtures and equipment used in the ordinary course of business in the operation of a Permitted Business.

“FF&E Financing” means Indebtedness, the proceeds of which will be used solely to finance or refinance the acquisition or lease by the Issuer or a Restricted Subsidiary of the Issuer of FF&E.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated on a Pro Forma Basis.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount or premium, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Accounting Standards Codification Nos. 815 and 820), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates but excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees, underwriting fees, assignment fees, debt issuance costs or fees, redemption or prepayment premiums, and other transaction expenses or costs or fees consisting of Transaction Activities associated with undertaking, or proposing to undertake, any Transaction Activity; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator which is one minus the then current combined, federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination.

“Gamesys” means Gamesys Group plc.

“Gamesys Acquisition” means the acquisition by the Company of all of the issued and to be issued ordinary share capital of Gamesys.

“Gamesys Purchase Portion Escrow Account” means a segregated account containing an amount sufficient to cover the cash portion of the purchase price of the Gamesys Acquisition that includes only cash and Cash Equivalents, the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the Trustee for the benefit of the Holders of the Notes.

“Gamesys Purchase Portion Escrow Agreement” means that certain escrow agreement relating to the Gamesys Purchase Portion Escrow Account dated the Issue Date, among each of the Escrow Issuers, the Financial Adviser, the Escrow Agent and the Trustee.

“Gaming/Racing Lease” means any lease entered into for the purpose of the Issuer or any of its Restricted Subsidiaries to acquire (including pursuant to a sale and leaseback transaction) the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of Gaming/Racing Facilities.

“Gaming/Racing Authority” means the applicable gaming, lottery, racing and/or consumer protection board, commission, department, division or other federal, state, local or foreign governmental agency or regulatory body responsible for the administration, execution and administrative enforcement of, or otherwise having licensing or regulatory authority with respect to, the Gaming/Racing Laws applicable to Issuer or any of its Subsidiaries.

“Gaming/Racing Facility” means, collectively, (i) each Core Property and (ii) any other casino or other gaming or racing establishment or operation owned, managed or operated by Issuer or any of its Restricted Subsidiaries from time to time.

“Gaming/Racing Laws” means, as clarified and supplemented by the Comfort Letters, as applicable, all laws, rules, regulations, ordinances, orders, decrees and other enactments applicable to the lottery, gambling, gaming, betting (including but not limited to sports betting), wagering (including but not limited to pari-mutuel wagering), fantasy sports or simulcasting operations, as in effect from time to time, including the policies, amendments, rulings, consents, interpretations, orders, decisions, directives, judgments, awards, decrees, administration or similar issuances thereof by any Gaming/Racing Authority, owned, developed, leased, managed, operated, hosted or supplied (directly or indirectly) or proposed to be owned, developed, leased, managed, operated, hosted or supplied by Issuer or any of its Subsidiaries.

“Gaming/Racing License” means any licenses, permits, franchises, approvals, findings of suitability or other authorizations from, or report or filing with, any Gaming/Racing Authority or any other federal, state, local or foreign governmental agency or regulatory body required to own, develop, lease, manage, operate, host or supply (directly or indirectly) any lottery, gambling, betting (including but not limited to sports betting), wagering (including but not limited to pari-mutuel wagering), fantasy sports or simulcasting operation owned, developed, leased, managed, operated, hosted or supplied, or proposed to be owned, developed, leased, managed, operated, hosted or supplied by Issuer or any of its Subsidiaries or required by Gaming/ Racing Laws, as clarified and supplemented by the Comfort Letters to the extent applicable.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(d)(3) hereof.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for purposes of speculation.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means (a) as of the Issue Date, those Subsidiaries of the Issuer which are designated by the Issuer as “Immaterial Subsidiary”; provided that no Person shall be so designated (or in the cases of clauses (i), (ii), (iii) and (iv) below, if already designated, remain), if, as of the date of its designation (or if already designated, as of any date following such designation) (i) (x) such Person’s (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 2.5% of the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 2.5% of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries on a consolidated basis and (y) when such Person is taken together with all other Immaterial Subsidiaries as of such date, all such Immaterial Subsidiaries’ (1) Consolidated EBITDA for the then most recently ended Test Period is in excess of 10.0% of the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries or (2) Consolidated Total Assets as of the last day of the then most recently ended Test Period is in excess of 10.0% of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, (ii) it owns, leases or operates any portion (other than de minimis assets) of any Core Property or owns any Equity Interests in any Guarantor, (iii) it owns any material assets which are used in connection with any Gaming/Racing Facility (other than a Gaming/Racing Facility with 200 gaming machines or less), (iv) it owns any Real Property which would be required to be a collateral under the Senior Credit Facilities hereunder if such Subsidiary were not an Immaterial Subsidiary or (v) any Event of Default has occurred and remains continuing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded to the extent (x) such Person is indemnified for the payment thereof and such indemnification is not disputed or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) all net obligations of such Person in respect of Swap Contracts; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (v) Permitted Non-Recourse Guarantees shall not constitute Indebtedness, (w) the pledge of the Equity Interests in any Unrestricted Subsidiary, Restricted Subsidiary that is not a Guarantor or Joint Venture to secure Indebtedness or other obligations of any Unrestricted Subsidiary, Restricted Subsidiary that is not a Guarantor or Joint Venture and/or any Permitted Non-Recourse Guarantees shall not constitute Indebtedness of the pledgor solely due to the granting of such pledge, (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. Operating leases shall not constitute Indebtedness hereunder regardless of whether required to be re-characterized as Capital Leases pursuant to GAAP and Gaming/Racing Leases (and any guarantee or support arrangement in respect thereof) shall not constitute Indebtedness hereunder regardless of the characterization thereof pursuant to GAAP.

“Interactive Unrestricted Subsidiary” means (a) Bally’s Interactive, LLC, together with each of its subsidiaries and successors and (b) Fantasy Sports Shark, LLC, together with each of its subsidiaries and successors.

“Interactive Unrestricted Subsidiary Sale” means the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) (for the avoidance of doubt, other than any such sale, conveyance or transfer that would have been excluded from “Asset Sale” were it made by a Restricted Subsidiary) of (a) any of the property or assets of any Interactive Unrestricted Subsidiary or (b) any of the Equity Interests in the Interactive Unrestricted Subsidiary.

“Interactive Unrestricted Subsidiary Sale Proceeds” means the aggregate cash proceeds received by the Issuer or any Interactive Unrestricted Subsidiary from any Interactive Unrestricted Subsidiary Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any non-cash consideration received in any Interactive Unrestricted Subsidiary Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Indenture” means the Base Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Barclays Capital Inc., Capital One Securities, Inc., Truist Securities, Inc., Citizens Capital Markets, Inc., Fifth Third Securities, Inc. and Wells Fargo Securities, LLC.

“Insolvency or Liquidation Proceeding” means:

(1)	any case commenced by or against any Issuer or any Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any other grantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any other grantor or any similar case or proceeding relative to the Issuer or any other grantor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any other grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)	any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any other grantor are determined and any payment or distribution is or may be made on account of such claims.

“Interest Escrow Account” means a segregated account that includes only cash and Cash Equivalents, the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the Trustee for the benefit of the Holders of the Notes.

“Interest Escrow Agreement” means that certain escrow agreement relating to the Interest Escrow Account dated the Issue Date, among each of the Escrow Issuers, the Escrow Agent and the Trustee.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (or any successor to the rating agency business thereof), BBB — (or the equivalent) by S&P (or any successor to the rating agency business thereof), and BBB — (or the equivalent) by Fitch (or any successor to the rating agency business thereof).

“Investment Grade Status” means, with respect to any series of Notes, any time at which the ratings of such series of Notes by at least two of Moody’s (or any successor to the rating agency business thereof), S&P (or any successor to the rating agency business thereof) or Fitch (or any successor to the rating agency business thereof) are Investment Grade Ratings.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07 hereof. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to the Person making such Investment in cash as a repayment of principal or return of capital, as the case may be, but without giving effect to subsequent changes in value.

“Issue Date” means August 20, 2021.

“Joint Venture” means any Person, other than an individual or a Wholly-Owned Subsidiary of the Issuer, in which the Issuer or a Restricted Subsidiary or the Issuer (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Leased Property” means any leased Property under any Gaming/Racing Lease.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, or any lease in the nature thereof; provided that in no event shall any operating lease or any Gaming/Racing Lease (or any guarantee or support arrangement in respect thereof) be deemed to be a Lien

“Limited Condition Transaction” means any acquisition or other Investment, including by way of purchase, merger, amalgamation or consolidation or similar transaction, by the Issuer or one or more of its Restricted Subsidiaries, with respect to which the Issuer or any such Restricted Subsidiaries have entered into an agreement or is otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, third party financing.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any Interactive Unrestricted Subsidiary Sale Proceeds), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) all distributions to other Holders of Equity Interests in Restricted Subsidiaries contractually required to be made as a result of such Asset Sale, (v) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP and (vi) amounts reserved, in accordance with GAAP, against any liabilities associated with the Asset Sale and related thereto, including pension and other retirement benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided that Net Proceeds shall include any cash payments received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (vi) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within eighteen (18) months after such Asset Sale, the amount of such reserve.

“Non-Recourse Debt” means Indebtedness as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise. Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may enter into customary “completion guaranties” or “support agreements” in respect of construction projects undertaken by Unrestricted Subsidiaries so long as such “completion guaranties” or “support agreements”: (i) are unsecured or secured only by cash deposits; (ii) are subject to a fixed liability cap stated in United States dollars; and (iii) the aggregate amount of capped liability of such “completion guaranties” or “support agreements” shall not exceed $25.0 million at any one time outstanding. For avoidance of doubt, any such “completion guaranties” or “support agreements” that satisfy the requirements of the preceding sentence shall constitute “Non-Recourse Debt” for purposes of the definition of Unrestricted Subsidiary.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes and the Note Guarantees.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” means, collectively, the 2029 Notes and the 2031 Notes.

“Notes Obligations” means Obligations in respect of the Notes and this Indenture, including, for the avoidance of doubt, Obligations in respect of exchange notes and guarantees thereof (including all interest, fees, expenses and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding).

“Notes Proceeds Escrow Agreement” mean that certain escrow agreement dated as of the Issue Date among Deutsche Bank Trust Company Americas, as escrow agent and securities intermediary, the Trustee and the Escrow Issuers.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of a petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any debtor under such documentation, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Offering Memorandum” means the final Offering Memorandum, dated August 6, 2021 related to the Notes offered hereby.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Parent Entity” means any Person that is a direct or indirect parent company that owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Issuer.

“Pari Passu Debt” means any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment with the Notes or the Note Guarantee of such Guarantor, as applicable (without giving effect to collateral arrangements).

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Issuer or any of its Restricted Subsidiaries of all or substantially all of the business, property or assets of, or of more than 50% of the Equity Interests in, a Person or any division or line of business of a Person so long as (a) immediately after giving pro forma effect to such acquisition and related transactions, no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect thereto, neither the Issuer nor any Restricted Subsidiary shall directly or indirectly be engaged to any material extent (determined on a consolidated basis) in any line or lines of business activity other than Permitted Business and (c) in the case of a Permitted Acquisition consisting of a purchase or acquisition of the Equity Interests in any Person that does not become a Guarantor hereunder (except to the extent becoming a Guarantor is prohibited by applicable Gaming/Racing Laws) or of an acquisition by a Person that is not the Issuer or a Guarantor (and does not become a Guarantor) hereunder, the consideration (excluding Equity Interests in the Issuer) paid in all such Permitted Acquisitions shall not exceed an aggregate amount equal to the sum of (i) the greater of $100.0 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended plus (ii) the amounts available for Investments set forth in clause (23) of the definition of “Permitted Investments”.

“Permitted Business” means any business of the type in which the Issuer and its Restricted Subsidiaries are engaged or proposed to be engaged on the Issue Date or the Escrow Release Date, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto and reasonable expansions and developments thereof).

“Permitted Holder” means (a) Standard General L.P. and its affiliates and any funds managed by it or its affiliates (“Standard General Investors”); (b) any person or entity with whom any Standard General Investor forms a “group” (within the meaning of federal securities laws), so long as, in the case of this clause (b), the relevant Standard General Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding Voting Stock of Issuer owned by such “group”; and (c) Sinclair Broadcast Group, Inc. and its affiliates.

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Issuer, including by means of a Division; or

(b)	such Person is merged, consolidated or amalgamated with or into, Divided with, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)	any Investment the payment of which consists of Equity Interests (other than Disqualified Stock) of the Issuer or proceeds from the sale of such Equity Interests; provided that such Equity Interests will not increase the amount available for Investments under Section 4.07(a)(C) hereof;

(6)	receivables owing to the Issuer or its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including without limitation credit extended to customers;

(7)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(8)	Investments represented by Hedging Obligations;

(9)	loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving or relocation expenses, drawing accounts and other similar expenses, in each case, made in the ordinary course of business;

(10)	other loans or advances to officers, directors, managers and employees in an aggregate principal amount not to exceed $35.0 million at any one time outstanding;

(11)	repurchases of any series of Notes;

(12)	any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a guarantee of Indebtedness of an Affiliate of the Issuer that is not a Restricted Subsidiary of the Issuer;

(13)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or the Escrow Release Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date or the Escrow Release Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or the Escrow Release Date or (b) as otherwise permitted under this Indenture;

(14)	Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 hereof after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(15)	Permitted Acquisitions;

(16)	Investments resulting from the acquisition of a Restricted Subsidiary that was otherwise permitted by this Indenture, which Investments were held by such Restricted Subsidiary at the time of such acquisition and were not acquired in contemplation of such acquisition;

(17)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(18)	Investments required by a Gaming/Racing Authority or made in lieu of payment of a tax or in consideration of a reduction in tax;

(19)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(20)	Investments in Joint Ventures established to develop or operate nightclubs, bars, restaurants, hotels, timeshares, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any Property of the Issuer and its Restricted Subsidiaries (as reasonably determined by Issuer) (provided that Investments pursuant to this clause (20) shall not exceed the greater of (x) $110.0 million and (y) 17.5% of Consolidated EBITDA in the aggregate outstanding at any time, plus an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment;

(21)	Investments in Joint Ventures or other non-wholly Owned Subsidiaries of Issuer or any of its Restricted Subsidiaries taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding not to exceed the sum of (i) the greater of (x) $110.0 million and (y) 17.5% of Consolidated EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments;”

(22)	Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding not to exceed the sum of (i) the greater of $94.0 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (ii) any reduction in the amount of such Investments as provided in the definition of “Investments”;

(23)	Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (23) that are at the time outstanding not to exceed the greater of (x) $313.0 million and (y) 50% of Consolidated EBITDA; provided, however, that if an Investment made pursuant to this clause (23) is made in any Person that is not a Restricted Subsidiary as of the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be a Restricted Subsidiary;

(24)	guarantee obligations of the Issuer or any of its Restricted Subsidiaries in respect of leases (other than Capital Lease Obligations) and Gaming/Racing Leases;

(25)	Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice and any earnest money deposits in connection therewith;

(26)	any Investment so long as, at the time the Investment is made and after giving effect thereto, (i) no Event of Default has occurred and is continuing and (y) the Consolidated Leverage Ratio of the Issuer is less than or equal to 4.90 to 1.00 on a Pro Forma Basis;

(27)	Permitted Non-Recourse Guarantees and the granting of Liens on the Equity Interests of Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors and Joint Ventures to secure Indebtedness and other obligations of Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors and Joint Ventures and Permitted Non-Recourse Guarantees; and

(28)	Investments constituting a Permitted Reorganization Transaction.

“Permitted Liens” means:

(1)	Liens securing Permitted Debt incurred pursuant to and outstanding under Section 4.09(b)(1);

(2)	(a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of insurance or social security or premiums with respect thereto (and Liens on proceeds of related policies); (c) Liens imposed by Gaming/Racing Laws or Gaming/Racing Authorities, and Liens on deposits made to secure Gaming/Racing License applications or to secure the performance of surety or other bonds; and (d) Liens securing obligations with respect to letters of credit issued in connection with any of the items referred to in this clause (2);

(3)	Liens in favor of the Issuer or the Guarantors;

(4)	Liens on property or assets (including Capital Stock) of a Person (or its Subsidiaries) existing at the time such Person is merged or amalgamated with or into or consolidated with the Issuer or any Subsidiary of the Issuer or otherwise becomes a Subsidiary of the Issuer and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition (except for Liens securing Indebtedness incurred pursuant Section 4.09(b)(17)) and do not extend to any assets other than those of such Person (and its Subsidiaries) merged into or consolidated with the Issuer or the Subsidiary or which becomes a Subsidiary of the Issuer;

(5)	Liens (including extensions, renewals or replacements thereof) on property existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that (except for Liens securing Indebtedness incurred pursuant to Section 4.09(b)(17)) such Liens were in existence prior to, or not incurred in contemplation of, such acquisition;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations and FF&E Financing) permitted by Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness (and directly related assets, including proceeds (including insurance proceeds) and replacements thereof or assets which were financed with Indebtedness permitted by such clause that has been refinanced (including successive refinancings));

(7)	Liens existing on the Issue Date or the Escrow Release Date;

(8)	Liens for taxes, assessments or governmental charges, levies or claims that are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, supplier’s, construction, landlord’s and mechanics’ or other like liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements, encroachments, subdivisions or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of Real Property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) any series of the Notes (or the Note Guarantees);

(12)	Liens to secure any Permitted Refinancing Indebtedness (and customary obligations related thereto); provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	grants of software and other technology licenses in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	other Liens incidental to the conduct of the business of the Issuer and its Subsidiaries or the ownership of their Properties which were not created in connection with the incurrence of Indebtedness and do not in the aggregate materially detract from the value of such Properties or materially impair the use thereof;

(21)	Liens securing obligations to the Trustee pursuant to the compensation and indemnity provisions of this Indenture and Liens owing to an indenture trustee in respect of any other Indebtedness permitted to be incurred pursuant to Section 4.09 hereof;

(22)	Liens disclosed by the title insurance policies delivered on or subsequent to the Issue Date pursuant to any Credit Facility and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Indenture;

(23)	pledges or deposits made in connection with any letter of intent or purchase agreement;

(24)	Liens to secure Indebtedness permitted by Sections 4.09(b)(12) and (b)(24) hereof, provided that such Liens to secure Indebtedness permitted by Section 4.09(b)(24) do not encumber any property other than the Property of any Joint Venture and the Equity Interests in the applicable Joint Venture;

(25)	Liens securing Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes);

(26)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(27)	Liens securing customary cash management obligations not otherwise prohibited by this Indenture;

(28)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(29)	Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Non-Recourse Debt or other Indebtedness of an Unrestricted Subsidiary or Joint Venture or Permitted Non-Recourse Debt;

(30)	Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Issuer under the notes as a ‘‘purpose credit’’ and (ii) the Investment by the Issuer in such margin stock is permitted by this Indenture;

(31)	Permitted Vessel Liens;

(32)	Liens arising under applicable Gaming/Racing Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(33)	Liens with respect to obligations incurred at a time that the Issuer’s Consolidated Secured Leverage Ratio is not greater than 4.00 to 1.00 after giving pro forma effect to the incurrence of such obligation;

(34)	licenses of intellectual property granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(35)	(i) Liens pursuant to any Gaming/Racing Leases or any other leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property, any gaming assets and/or other property of the lessee under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(36)	Liens securing Indebtedness; provided, that the principal amount of such Indebtedness secured pursuant to this clause (36) together with all other Indebtedness then outstanding and incurred under this clause (36) does not to exceed the greater of (i) $204.0 million and (ii) 32.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date; and

(37)	Liens securing Escrowed Indebtedness permitted by Section 4.09(b) hereof.

“Permitted Non-Recourse Guarantees” means customary indemnities or guarantees (including by means of separate indemnification agreements or carveout guarantees) provided by the Issuer or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Joint Venture, non- Wholly Owned Subsidiary or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to the Issuer or any Restricted Subsidiary of the Issuer except for recourse to the Equity Interests in such Joint Venture, non-Wholly Owned Subsidiary or Unrestricted Subsidiary and/or such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness, Disqualified Stock or preferred stock of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) (or, if greater, the committed amount (only to the extent the committed amount could have been incurred or issued on the date of initial incurrence or issuance and was deemed incurred or issued at such time for the purposes of Section 4.09 hereof)) of the Indebtedness, Disqualified Stock or preferred stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, all accrued or accumulated dividends on the Disqualified Stock or preferred stock, and the amount of all penalties, fees, expenses, costs, discounts and premiums incurred in connection therewith and any original issue discount or debt issuance costs with respect thereto);

(2)	other than in connection with a refinancing of any series of Notes (including any redemption or repurchase) that is financed with Indebtedness under a Credit Facility, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the applicable series of Notes;

(3)	to the extent the Permitted Refinancing Indebtedness refinances (a) Indebtedness that is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced or (b) Disqualified Stock or preferred stock, such Permitted Refinancing Indebtedness is Disqualified Stock or preferred stock, as applicable; and

(4)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is unsecured, such Permitted Refinancing Indebtedness is unsecured;

provided, however, that, unless otherwise permitted herein, Permitted Refinancing Indebtedness shall not include Indebtedness of the Issuer or any Restricted Subsidiary that refinances debt of a Subsidiary that is not a Guarantor.

“Permitted Reorganization Transactions” means any internal reorganization transaction or action by the Issuer or any of its Restricted Subsidiaries in connection with, or reasonably related to, the Gamesys Acquisition, including, without limitation, the repayment of any Indebtedness of Gamesys or its Subsidiaries and the integration of Gamesys and its Subsidiaries into the Issuer’s organizational structure, so long as, after giving effect thereto, the guarantees by the Guarantors, taken as a whole, are not materially impaired (as reasonably determined by the Issuer in good faith).

“Permitted Vessel Liens” means maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” means any individual, corporation, partnership, Joint Venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of the Issuer and its Subsidiaries for such period.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1)(A) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with:

(a)	Notwithstanding anything to the contrary herein, the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this definition;

(b)	For purposes of calculating the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this definition.

(c)	Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Issuer and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken or with respect to which steps have been initiated, or are reasonably expected to be initiated, within eighteen (18) months of the closing date of such Specified Transaction (in the good faith determination of the Issuer) (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized during the entirety of the applicable period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to any such cost savings, operating expense reductions, other operating improvements and synergies, the limitations and requirements set forth in clause (c) of the definition of Consolidated EBITDA (other than the requirement set forth in clause (c) of Consolidated EBITDA that steps have been initiated or taken) shall apply; provided, further, that the aggregate amount of additions made to Consolidated EBITDA for any Test Period pursuant to this clause (c) and clause (c) of the definition of “Consolidated EBITDA” shall not (i) exceed 25.0% of Consolidated EBITDA for such Test Period (before giving effect to this clause (c) and clause (c) of the definition of “Consolidated EBITDA”) or (ii) be duplicative of one another.

(d)	In the event that the Issuer or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment) any Indebtedness included in the calculations of the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio or the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility without a corresponding permanent reduction in the commitments with respect thereto), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Leverage Ratio, the Consolidated Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Leverage Ratio and the Consolidated Secured Leverage Ratio and (B) on the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

“Property” means, with respect to any Person, any interest of such Person in any land, property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Stock.

“Rating Agency” means (a) Moody’s, S&P, or Fitch or (b) if Moody’s, S&P, or Fitch or all three shall not make a rating on any series of the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s, S&P, or Fitch or all three, as the case may be.

“Rating Decline” shall be deemed to have occurred if, at any date within 90 calendar days after the earliest of (x) the occurrence of a Change of Control, (y) the date of public disclosure of the occurrence of a Change of Control and (z) public notice of the intention of the Issuer to effect a Change of Control (the earlier of such events in clauses (x), (y) and (z), the “Change of Control Time”) (which 90-day period shall be extended for so long as the Issuer’s debt ratings are under publicly announced consideration for possible downgrading (or without an indication of the direction of a possible ratings change) by either Moody’s, S&P, or Fitch or their respective successors), any series of the Notes no longer have Investment Grade Status.

“Real Property” means, as to any Person, all the right, title and interest of such Person in and to land, improvements and appurtenant fixtures, including leaseholds.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Regulation S.

“Representative” shall mean Deutsche Bank Securities Inc., in its capacity as representative of the Initial Purchasers.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who shall have direct responsibility for the administration of this Indenture at the Corporate Trust Office of the Trustee, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revocation” means the Issuer’s revocation of any designation of a Subsidiary as an Unrestricted Subsidiary.

“Rhode Island Regulatory Agreement” means that certain Amended and Restated Regulatory Agreement, signed and effective as of November 13, 2019, as thereafter supplemented, clarified, amended and assigned prior to the Issue Date, and as may be further supplemented, clarified, amended and assigned, or amended and restated from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facilities” means the revolving credit facility and term loan facility for which definitive documentation is anticipated to be entered into on the date the Assumption occurs, among the Issuer, as borrower, the lenders from time to time party thereto and Deutsche Bank AG, New York Branch, acting through one or more of its branches or affiliates, as administrative agent and collateral agent thereunder, providing for up to $620.0 million of revolving credit borrowings and up to $1.945 billion of term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Restricted Payment End Date” means the date determined by the Issuer and set forth in a written notice delivered by the Issuer to the Trustee after which the Issuer and any Restricted Subsidiary shall no longer be permitted to make Restricted Payments pursuant to Section 4.07(b)(11).

“Specified Restricted Payments” means Restricted Payments made pursuant to Section 4.07(b)(11).

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other Acquisition, (d) any Asset Sale or designation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer or redesignation of an Unrestricted Subsidiary that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary, (e) any Acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person and (f) any execution, amendment, modification or termination of any Gaming/Racing Lease (or waiver of any provisions thereof).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, and its successors.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any Contingent Obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency, and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power, other than with respect to Premier Entertainment Biloxi LLC (dba Hard Rock Hotel and Casino Biloxi) and Premier Entertainment Vicksburg, LLC (dba Casino Vicksburg)) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Contract” means any agreement entered into in the ordinary course of business (as a bona fide hedge and not for speculative purposes) (including any master agreement and any schedule or agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other similar agreement (including any option to enter into any of the foregoing) and is designed to protect any Company against fluctuations in interest rates, currency exchange rates, commodity prices, or similar risks (including any Interest Rate Protection Agreement). For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by the Issuer or its Restricted Subsidiaries.

“Tax Reduction Event” means the Issuer or its applicable Restricted Subsidiaries have achieved the requirements as outlined in Section 4815(b)(3)a.1., Title 29 of the Delaware Code to qualify for the reduction in video lottery proceeds required to be returned to the State of Delaware as described in such Section of the Delaware Code and such reduction has become effective.

“Tax Sharing Agreement” means that certain Amended and Restated Tax Sharing Agreement, dated as of May 10, 2019, by and among the Issuer and its Subsidiaries, as amended, amended and restated or otherwise modified from time to time.

“Termination Date” means the first Business Day following June 30, 2022, or such later date that the Issuer may provide in a written notice to the Trustee from time to time, with such notice to be received by the Trustee no later than five Business Days prior to June 30, 2022 or any applicable extended Termination Date. Notwithstanding the foregoing, in no event may the Termination Date be later than December 31, 2022.

“Test Period” means, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of the Issuer and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to the Trustee or have been filed with the SEC.

“Transaction Activity” means any of the following (and, in each case, whether or not successful): (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Equity Interests by the Issuer or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof; (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof or any Equity Interests (including any premium, penalty, commissions or fees); (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments; or (d) any acquisition or disposition of any Person, property or assets permitted pursuant to the terms of this Indenture.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the applicable maturity date,; provided, however, that if the period from the redemption date to the applicable maturity date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Triggering Event” means the transfer of shares of Equity Interests of any Restricted Subsidiary or any Gaming/Racing Facility into trusts or other similar arrangements required by any Gaming/Racing Authority from time to time.

“Trustee” means U.S. Bank National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Cash” means, as of any date of determination, the excess of the sum of (x) unrestricted cash and Cash Equivalents  of the Issuer and its Restricted  Subsidiaries plus (y) cash and Cash Equivalents of Issuer and its Restricted  Subsidiaries that are restricted in favor of the obligations under the Senior Credit Facilities (which may include cash and Cash Equivalents  securing other Indebtedness secured by a Lien on the collateral securing the Senior Credit Facilities); provided, however, that in no event shall “Unrestricted Cash” be less than zero.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that as of the time of such designation:

(1)	such Subsidiary has no Indebtedness other than Non-Recourse Debt (other than “completion guaranties” or “support agreements” that constitute Non-Recourse Debt); and

(2)	such Subsidiary does not own Capital Stock or Indebtedness of or hold any Lien on any Property of the Issuer or any Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary so designated.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)	the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the Issuer.

Section 1.02            Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10	(b)
“Advance Offer”	4.10	(e)
“Advance Portion”	4.10	(e)
“Affiliate Transaction”	4.11	(a)
“Asset Sale Offer”	4.10	(e)
“Authentication Order”	2.02
“Cash Confirmed Escrow Property”	4.20	(b)
“Change of Control Offer”	4.15	(a)
“Change of Control Payment”	4.15	(a)
“Change of Control Payment Date”	4.15	(a)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17	(a)
“Deemed Date”	4.09	(b)
“DTC”	2.03
“Effective Covenants”	4.17	(a)
“Escrow Account”	4.20	(b)
“Escrow Accounts”	4.20	(b)
“Escrow Agent”	4.20	(b)
“Escrow Agreements”	4.20	(b)
“Escrow Release”	4.20	(f)
“Escrow Release Condition”	4.20	(f)
“Escrow Release Date”	4.20	(f)

Term	Defined in Section
“Escrowed Property”	4.20	(b)
“Event of Default”	6.01
“Excess Proceeds”	4.10	(e)
“Financial Adviser”	4.20	(b)
“Holder Gaming Requirement”	3.08
“incur”	4.09	(a)
“Legal Defeasance”	8.02
“Offer Amount”	3.10	(b)
“Offer Period”	3.10	(b)
“Paying Agent”	2.03
“Permitted Debt”	4.09	(b)
“Payment Default”	6.01	(5)(A)
“Purchase Date”	3.10	(b)
“Registrar”	2.03
“Restricted Payments”	4.07	(a)(4)
“Reversion Date”	4.17	(b)
“Second Commitment”	4.10	(b)
“Special Mandatory Redemption”	3.09	(b)
“Special Mandatory Redemption Date”	3.09	(b)
“Special Mandatory Redemption Event”	3.09	(b)
“Special Mandatory Redemption Price”	3.09	(b)
“Successor”	5.01	(1)
“Suspended Covenants”	4.17	(a)
“Suspension Period”	4.17	(b)

Section 1.03            Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular;

(5)	“will” or “shall” shall be interpreted to express a command;

(6)	provisions apply to successive events and transactions; and

(7)	references to sections of or rules under the Securities Act or the Exchange Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.04            Financial Calculations for Limited Condition Transactions.

When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of the Issuer, be the date the definitive agreement(s) for such Limited Condition Transaction is entered into. Any such ratio or basket shall be calculated on a Pro Forma Basis, after giving effect to such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Transaction; provided that if the Issuer elects to make such determination as of the date of such definitive agreement(s), then (x) the Issuer shall be deemed to be in compliance with such ratios or baskets solely for purposes of determining whether the Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof), is permitted under this Indenture, and (y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets under this Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Transaction, unless such definitive agreement(s) is terminated or such Limited Condition Transaction or incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock or such other transaction to which pro forma effect is being given does not occur.

Article 2
THE NOTES

Section 2.01            Form and Dating.

(a)	General. The 2029 Notes will be substantially in the form of Exhibit A-1 hereto. The 2031 Notes will be substantially in the form of Exhibit A-2 hereto. The Notes of each series may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note of each series will be dated the date of its authentication. The Notes of each series will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes of each series will constitute, and are hereby expressly made, a part of this Indenture and the Escrow Issuers and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)	Additional Notes. The aggregate principal amount of Notes of each series that may be authenticated and delivered under this Indenture is unlimited. Additional Notes of each series ranking pari passu with the Initial Notes of the applicable series may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes of the applicable series and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes of the applicable series; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09. If any Additional Notes are not fungible with the Notes of the applicable series for U.S. federal income tax or securities law purposes, such Additional Notes shall be issued as a separate series under this Indenture and shall have a separate CUSIP number and ISIN from the Notes of the applicable series.

(c)	Global Notes. 2029 Notes and 2031 Notes issued in global form will be substantially in the form of Exhibit A-1 and Exhibit A-2 hereto, respectively (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). 2029 Notes and 2031 Notes issued in definitive form will be substantially in the form of Exhibit A-1 and Exhibit A-2 hereto, respectively (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note of each series will represent such of the outstanding Notes of the applicable series as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes of the applicable series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of the applicable series represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note of the applicable series to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes of the applicable series represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder of the Notes of the applicable series thereof as required by Section 2.06 hereof.

Section 2.02            Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual, or facsimile or electronic (including portable document format) signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order signed by an Officer of the Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes of the applicable series. The aggregate principal amount of Notes of each series outstanding at any time may not exceed the aggregate principal amount of Notes of the applicable series authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders of the Notes of the applicable series or an Affiliate of the Issuer.

Section 2.03            Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes of each series may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes of each series may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes of each series and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder of the Notes of the applicable series. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes of each series.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes of each series.

In acting hereunder and in connection with the Notes of each series, the Registrar and Paying Agent shall act solely as agents of the Issuer, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder of the Notes of the applicable series.

Section 2.04            Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes of the applicable series, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will automatically serve as Paying Agent for the Notes without any further action.

Section 2.05            Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders of each series of Notes. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of each series of Notes.

Section 2.06            Transfer and Exchange.

(a)	Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes of the applicable series if:

(1)	the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;

(2)	the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes of the applicable series and the Depositary or the Issuer specifically requests such exchange.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)	Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)	Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)	All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, subject to Section 2.06(a), the transferor of such beneficial interest must deliver to the Registrar either:

(A)	both:

1.	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

2.	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)	both:

1.	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

2.	instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

(3)	Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)	if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)	if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(4)	Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)	if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)	if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (4) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)	Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)	Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, subject to Section 2.06(a), upon receipt by the Registrar of the following documentation:

(A)	if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)	if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)	if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)	if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)	if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)	if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)	Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if Definitive Notes are then issuable under Section 2.01(a) hereof, the Registrar receives the following:

1.	if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

2.	if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions set forth in Section 2.06(b)(3) hereof and this Section 2.06(c)(2), the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer will execute and, upon receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(2) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.

(3)	Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, subject to Section 2.06(a) and upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer will execute and, upon receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)	Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)	Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)	if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)	if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)	if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)	if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)	if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)	if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(1), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the applicable Restricted Global Note.

(2)	Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)	if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)	if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)	Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)	Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)	Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)	if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)	if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)	if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)	Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)	the Registrar receives the following:

1.	if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

2.	if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Issuer or the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)	Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)	Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)	Private Placement Legend.

(A)	Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS ONE YEAR (IN THE CASE OF THE 144A NOTES) OR 40 DAYS (IN THE CASE OF THE REGULATION S NOTES) AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THE NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OTHER THAN THE EXEMPTION PROVIDED BY RULE 144, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

(B)	Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b), (c)(2), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)	Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)	Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on the Schedule of Exchanges of Interests in such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on the Schedule of Exchanges of Interests in such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)	General Provisions Relating to Transfers and Exchanges.

(1)	To permit registrations of transfers and exchanges, the Issuer and Guarantors will execute and the Trustee will authenticate Global Notes, Note Guarantees and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)	No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.15 and 9.05 hereof).

(3)	The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)	All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer and Guarantors, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)	Neither the Registrar nor the Issuer will be required:

(A)	to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)	to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)	to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)	Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7)	The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)	All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(9)	Neither the Issuer, the Trustee nor any Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the applicable Depositary or their respective nominees or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, beneficial owner or other Person (other than the Depositary of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in a Global Note shall be exercised only through the Depositary, subject to the applicable procedures. The Issuer, the Trustee, and any Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to their members, participants and any beneficial owners. The Issuer, the Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuer, the Trustee or any Agent shall have any responsibility or liability for any acts or omissions of the Depositary, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(10)	Neither the Trustee nor the Registrar shall have any duty to monitor the Issuer’s compliance with or have any responsibility with respect to the Issuer’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07         Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Guarantors, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and the Guarantors and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08         Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes of the applicable series have concurred in any direction, waiver or consent, Notes of the applicable series owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes of the applicable series that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10         Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and, upon receipt of an Authentication Order, the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11         Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with its standard procedures (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all canceled Notes will be delivered to the Issuer upon request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12         Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes of any series, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders of the Notes of the applicable series on a subsequent special record date, in each case at the rate provided in the Notes of the applicable series and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note of the applicable series and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders of the Notes of the applicable series a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13         CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use CUSIP, ISIN or other similar numbers, if then generally in use, and thereafter with respect to such series, the Trustee may use such numbers in any notice with respect to the Notes provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice (including any notice of redemption or exchange) and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice or notice of redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other similar numbers.

Article 3
REDEMPTION AND PREPAYMENT

Section 3.01         Notices to Trustee.

If the Issuer elects to redeem Notes of each applicable series pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 15 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)	the clause of this Indenture pursuant to which the redemption shall occur;

(2)	the redemption date;

(3)	the principal amount of Notes of each applicable series to be redeemed; and

(4)	the redemption price (or manner of calculation if not then known).

If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes of each applicable series, will be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

Section 3.02         Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes of any series are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes of the applicable series for redemption or purchase on a pro rata basis (or, in the case of Notes of any series issued in global form pursuant to Article 2 hereof, in accordance with the applicable procedures the applicable Depositary) unless otherwise required by law or applicable stock exchange or depositary requirements.

In the event of partial redemption or purchase by lot, the particular Notes of any series to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes of the applicable not previously called for redemption or purchase.

The Trustee will promptly notify the Issuer in writing of the Notes of the applicable series selected for redemption or purchase and, in the case of any Note of the applicable series selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes of each series and portions of Notes of each series selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of the applicable series of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of the applicable series held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes of the applicable series called for redemption or purchase also apply to portions of Notes of the applicable series called for redemption or purchase.

Section 3.03         Notice of Redemption.

Subject to the provisions of Sections 3.10 hereof, at least 15 days (unless a shorter notice period shall be satisfactory to the Trustee) but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail (or send such notices electronically in accordance with the applicable procedures of the Depositary in the case of Notes of each applicable series in global form), a notice of redemption to each Holder whose Notes of each applicable series are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of each applicable series or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes of each applicable series to be redeemed and will state:

(1)	the redemption date;

(2)	the redemption price (or manner of calculation if not then known);

(3)	if any Note of each applicable series is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note of each applicable series or Notes of each applicable series in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)	the name and address of the Paying Agent;

(5)	that Notes of each applicable series called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)	that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)	the paragraph of the Notes of each applicable series and/or Section of this Indenture pursuant to which the Notes of each applicable series called for redemption are being redeemed;

(8)	that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes of each applicable series; and

(9)	any conditions to such redemption.

At the Issuer’s written request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 30 days prior to the redemption date (unless a shorter notice period shall be satisfactory to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph along with a copy of the redemption notice to be delivered to the Holders.

Section 3.04         Effect of Notice of Redemption.

Any notice of redemption may be conditional in accordance with Section 3.07(l).

Section 3.05         Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes of each applicable series to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes of each applicable series to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes of each applicable series or the portions of Notes of such series called for redemption or purchase. If a Note of each applicable series is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note of each applicable series called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes of each applicable series and in Section 4.01 hereof.

Section 3.06         Notes Redeemed or Purchased in Part.

Upon surrender of a Note of each applicable series that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note of each applicable series equal in principal amount to the unredeemed or unpurchased portion of the Note of each applicable series surrendered.

Section 3.07         Optional Redemption.

(a)          At any time prior to September 1, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2029 Notes issued under this Indenture, upon not less than 15 nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 105.625% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of Holders of the 2029 Notes on the relevant record date to receive interest on the relevant interest payment date) with the net cash proceeds of an Equity Offering; provided that:

(1)	at least 50% of the aggregate principal amount of the 2029 Notes originally issued under this Indenture (excluding 2029 Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs prior to 180 days after the date of the closing of such Equity Offering.

(b)	At any time prior to September 1, 2024, the Issuer, at its option, may on one or more occasions redeem all or a part of the 2029 Notes, upon not less than 15 nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 100% of the principal amount of the 2029 Notes redeemed, plus the 2029 Notes Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of 2029 Notes on the relevant record date to receive interest due on the relevant payment date.

(c)	Except pursuant to the two preceding paragraphs, the 2029 Notes will not be redeemable at the Issuer’s option prior to September 1, 2024.

(d)	On or after September 1, 2024, the Issuer may on any one or more occasions redeem all or a part of the 2029 Notes upon not less than 15 nor more than 60 days’ prior written notice to the Holders of 2029 Notes and the Trustee, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any on the 2029 Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the 12-month period beginning on September 1 of the years indicated below (subject to the rights of Holders of 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2024	102.813%
2025	101.406%
2026 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2029 Notes or portions thereof called for redemption on the applicable redemption date.

(e)	In connection with any tender offer or other offer to purchase for all of the 2029 Notes, if holders of not less than 90% of the aggregate principal amount of the then outstanding 2029 Notes validly tender and do not validly withdraw such 2029 Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the 2029 Notes validly tendered and not validly withdrawn by such holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ notice following such purchase date, to redeem all 2029 Notes, that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(f)	At any time prior to September 1, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount then outstanding of the 2031 Notes issued under this Indenture, upon not less than 15 nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 105.875% of the principal amount of the 2031 Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of holders of the 2031 Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering; provided that:

(1)	at least 50% of the aggregate principal amount of the 2031 Notes originally issued under this Indenture (excluding 2031 Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs prior to 180 days after the date of the closing of such Equity Offering.

(g)	At any time prior to September 1, 2026, the Issuer, at its option, may on one or more occasions redeem all or a part of the 2031 Notes, upon not less than 15 nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 100% of the principal amount of 2031 Notes redeemed plus the 2031 Notes Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of holders of 2031 Notes on the relevant record date to receive interest due on the relevant payment date).

(h)	Except pursuant to the two preceding paragraphs, the 2031 Notes will not be redeemable at the Issuer’s option prior to September 1, 2026.

(i)	On or after September 1, 2026, the Issuer may on any one or more occasions redeem all or a part of the 2031 Notes, upon not less than 15 nor more than 60 days’ prior written notice to the Holders and the Trustee, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2031 Notes redeemed to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on September 1 of the years indicated below (subject to the rights of holders of 2031 Notes on the relevant record date to receive interest on the relevant interest payment date):

Year	Percentage
2026	102.938%
2027	101.958%
2028	100.979%
2029 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2031 Notes or portions thereof called for redemption on the applicable redemption date.

(j)	In connection with any tender offer or other offer to purchase for all of the 2031 Notes, if holders of not less than 90% of the aggregate principal amount of the then outstanding 2031 Notes validly tender and do not validly withdraw such 2031 Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the 2031 Notes validly tendered and not validly withdrawn by such holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ notice following such purchase date, to redeem all 2031 Notes, that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(k)	Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(l)	Any redemption notice in connection with this Section 3.07 (including upon an Equity Offering, financing transaction, or in connection with a transaction (or series of related transactions) or an event that constitutes a Change of Control) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to the satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(m)	The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08         Gaming Disposition, Redemption and Other Matters

Each Holder, by accepting a Note of any series, shall be deemed to have agreed that, if any Gaming/Racing Authority requires that a Person who is a Holder or the beneficial owner of any series of Notes apply for and obtain a Gaming/Racing License or otherwise be registered, licensed, qualified, found suitable or respond to any other regulatory inquiry under applicable Gaming/Racing Laws (a “Holder Gaming Requirement”), such Holder or beneficial owner, as the case may be, shall comply with such Holder Gaming Requirement in accordance with such Gaming/Racing Laws. If such Person fails to comply with a Holder Gaming Requirement, the Issuer shall have the right, at its option:

(a)	to require such Holder to dispose of its Notes of each applicable series or beneficial interest therein within 30 days of receipt of notice of the Issuer’s election or by such earlier date as may be requested or prescribed by such Gaming/Racing Authority; or

(b)	to redeem such Notes of each applicable series, upon not less than 30 days’ prior written notice to the affected Holder and the Trustee (or by such earlier date as may be requested or prescribed by such Gaming/Racing Authority), at a redemption price equal to:

(1)	the lesser of:

(A)	the Holder’s cost for such Notes of each applicable series, plus accrued and unpaid interest, if any, to the earlier of the date of redemption and the date of the finding of unsuitability or failure to comply with the Holder Gaming Requirement; and

(B)	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the date of redemption and the date of the finding of unsuitability or failure to comply with the Holder Gaming Requirement; or

(2)	such other amount as may be required by applicable law or order of the Gaming/Racing Authority.

(c)	The Issuer shall notify the Trustee in writing of any such disqualified holder status or redemption as soon as practicable. Neither the Issuer nor the Trustee shall be responsible for any costs or expenses any Holder or beneficial owner may incur in connection with its registration, application for a license, qualification or a finding of suitability, or any renewal or continuation of the foregoing or compliance with any other requirement of a Gaming/Racing Authority. Those costs and expenses will be the obligations of the Holder or beneficial owner, as applicable.

Section 3.09         Mandatory Redemption.

(a)	Except as set forth in Section 3.09(b) of this Indenture, the Issuer is not required to make mandatory redemption (except as required under Section 3.08) or sinking fund payments with respect to any series of Notes.

(b)	If (i) the Escrow Release Condition has not been satisfied on or prior to the Termination Date, or (ii) the Escrow Issuers and the Financial Adviser notify the Escrow Agent and the Trustee in writing that the Escrow Release Condition will not be satisfied on or prior to the Termination Date (each of the above, a “Special Mandatory Redemption Event”), then the Trustee (acting in both instances at the written direction and expense of the Escrow Issuers, which direction from the Escrow Issuers to the Trustee shall include all information needed by the Trustee to complete Schedule 5 of the Cash Confirmed Escrow Agreement) in accordance with the Cash Confirmed Escrow Agreement will notify the Escrow Agent (and such other Persons as provided for in the Cash Confirmed Escrow Agreement), of the Special Mandatory Redemption Event, and, upon receipt of the Special Mandatory Redemption Price (as such term is defined in the Cash Confirmed Escrow Agreement) by the Trustee from the Escrow Agent, the Notes shall be redeemed on the Special Mandatory Redemption Date (as such term is defined in the Cash Confirmed Escrow Agreement), with such funds first applied by the Trustee to pay the principal amount of the Special Mandatory Redemption Price and then to apply any additional amounts to the accrued and unpaid interest component of the Special Mandatory Redemption Price.

(c)	For the avoidance of doubt, it is acknowledged and agreed that in no event shall the Trustee have any responsibility for determining or verifying the accuracy of the Special Mandatory Redemption Price.

Section 3.10         Offer to Purchase by Application of Excess Proceeds.

(a)	In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an Asset Sale Offer, it will follow the procedures specified below.

(b)	The Asset Sale Offer shall be made to all Holders (with a copy to the Trustee) and all Holders of other Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of Asset Sales. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Pari Passu Debt (on a pro rata basis based on the principal amount of Notes and such other Pari Passu Debt surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Pari Passu Debt tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(c)	If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)	Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail (or in the case of Notes in global form, electronically in accordance with the applicable procedures of the Depository), a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(A)	that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(B)	the Offer Amount, the purchase price and the Purchase Date;

(C)	that any Note not tendered or accepted for payment will continue to accrue interest;

(D)	that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(E)	that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(F)	that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(G)	that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(H)	that, if the aggregate principal amount of Notes and other Pari Passu Debt surrendered by Holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other Pari Passu Debt to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Debt surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be left outstanding); and

(I)	that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.10. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Article 4
COVENANTS

Section 4.01         Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, and interest, on, the Notes of each series on the dates and in the manner provided in the Notes of the applicable series. Principal, premium, if any, and interest, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. New York City Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuer will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at a rate that is 1% per annum higher than the then applicable interest rate on the Notes of the applicable series to the extent lawful; it will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02         Maintenance of Office or Agency.

The Issuer will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be made. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided that no office of the Trustee shall be an office or agency of the Issuer for purposes of service of legal process against the Issuer or any Guarantor.

Section 4.03         Reports.

Whether or not required by the SEC, so long as any Notes of any series are outstanding, the Issuer will furnish to the Trustee:

(a)	within 90 days after the end of each fiscal year, annual reports of the Issuer containing the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (B) audited financial statements prepared in accordance with GAAP;

(b)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Issuer containing the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) unaudited quarterly financial statements prepared in accordance with GAAP and reviewed pursuant to Public Company Accounting Oversight Board on Auditing Standards No. 4105 (or any successor provision); and

(c)	within five Business Days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Issuer had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to noteholders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole;

provided, that such distribution requirements shall be deemed to have been satisfied if the Issuer files all such information meeting the above requirements within the applicable time periods with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (EDGAR) (or any successor system);

provided further, however, that all such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (C)  will only be required to include limited executive compensation disclosure consisting of a summary compensation table (including any equity awards), a description of employment agreements with officers and a description of any incentive plans and (D) will not be required to include exhibits that would otherwise be required to be filed pursuant to Item 601 of Regulation S-K.

In addition, the Issuer shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Any and all Defaults or Events of Default arising from failure to furnish in a timely manner any report required by this Section 4.03 shall be deemed cured (and the Issuer shall be deemed in compliance with this Section 4.03) upon filing or posting such report as contemplated by this Section 4.03 (but without regard to the date on which such report is so filed or posted); provided that such cure shall not otherwise affect the rights of the holders under Article 6 of this Indenture if the principal of, premium, if any, on, and interest on, the Notes of any series have been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Section 4.04         Compliance Certificate.

(a)	The Issuer and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate that need not comply with Section 12.05 stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)	So long as any of the Notes of any series are outstanding, the Issuer will deliver to the Trustee, within 5 Business Days upon any Officer becoming aware of any Default or Event of Default that remains continuing, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05         Taxes.

The Issuer will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes of the applicable series.

Section 4.06         Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07         Restricted Payments.

(a)	The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary) any Equity Interests of the Issuer or any Restricted Subsidiary (other than Disqualified Stock within one year of the Stated Maturity thereof or any such Equity Interests held by the Issuer, any direct or indirect parent of the Issuer or a Restricted Subsidiary of the Issuer);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or a purchase, repurchase, or other acquisition of Indebtedness subordinated in right of payment to the Notes or any Note Guarantee made in contemplation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, redemption or other acquisition; or

(4)	make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(A)	no Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(B)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(C)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (19) of Section 4.07(b)), is less than the sum, without duplication, of:

1.	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Notes are initially issued to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

2.	100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since the Issue Date as a contribution to its equity capital or from the issue or sale of:

(i)	Qualifying Equity Interests of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or convertible or exchangeable debt securities of the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Issuer (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer);

(ii)	Qualifying Equity Interests to any future, current or former officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) of the Issuer or its Subsidiaries (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (10) of the next succeeding paragraph); plus

3.	to the extent that any Restricted Investment that was made after the Issue Date is (a) sold or otherwise cancelled, liquidated or repaid for value, or results in, or is otherwise returned or reduced by, the payment of principal, interest, dividends or distributions, or repayments of loans or advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by the Issuer or a Restricted Subsidiary) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by the Issuer or any of its Restricted Subsidiaries), or any payments under management contracts or services agreements, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Issuer or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the amount of any such cash payment or the Fair Market Value of any such Property so received in a transaction described in clause (a) and, in the case of clause (b) the Fair Market Value of such Restricted Investment; plus

4.	to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

5.	100% of any dividends or distributions received in cash and 100% of the Fair Market Value of any Property received in any such dividend or distribution by the Issuer or a Restricted Subsidiary of the Issuer after the Issue Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period; plus

6.	100% of any remaining Excess Proceeds after the completion of an Asset Sale Offer (assuming such Excess Proceeds were not reset at zero); plus

7.	$250.0 million.

(b)	The provisions of Section 4.07(a) hereof will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable repurchase, redemption, defeasance or other acquisition or retirement within 60 days after the date of declaration of the dividend or giving of the notice of repurchase, redemption, defeasance or other acquisition or retirement, as the case may be, if at the date of declaration or notice, the dividend or repurchase, redemption, defeasance or other acquisition or retirement would have complied with the provisions of this Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4.07(a)(C)(2) and will not be considered to be net cash proceeds from an Equity Offering for purposes of Section 3.07 of this Indenture;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the Holders of its Equity Interests on a pro rata basis or on a basis that is more favorable to the Issuer and its Restricted Subsidiaries;

(4)	the repurchase, redemption, defeasance (whether by covenant or legal defeasance) or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee or any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof (including all accrued interest on the Indebtedness, all accrued and unpaid dividends on Disqualified Stock, and the amount of all penalties, fees, costs, expenses, discounts and premiums incurred in connection therewith and any original issue discount or debt issuance costs with respect thereto) in exchange for or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or through conversion of such Indebtedness or Disqualified Stock into, or exchange of such Indebtedness or Disqualified Stock for Equity Interests;

(5)	repurchases of Indebtedness of the Issuer or any Guarantor that is unsecured or contractually subordinated in right of payment to the Notes or a Note Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an Asset Sale, in each case, plus accrued and unpaid interest thereon, to the extent required by the terms of such Indebtedness, but only if:

(A)	in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the provisions described under Section 4.15; or

(B)	in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations under the provisions described under Section 4.10;

(6)	the payment of amounts necessary to repurchase or retire Indebtedness or Equity Interests of the Issuer or any Subsidiary to the extent required by any Gaming/Racing Authority or deemed necessary by the Board of Directors of the Issuer in order to avoid the suspension, revocation or denial of a Gaming/Racing License by any Gaming/Racing Authority;

(7)	the repurchase of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to acquire Equity Interests or other convertible or exchangeable securities if such Equity Interests represent all or a portion of the exercise price thereof or upon the grant, vesting or exercise of restricted stock, restricted stock units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(8)	the payment, by the Issuer, of cash in lieu of the issuance of fractional shares upon the exercise of any option, warrant or similar instrument or upon the conversion or exchange of Equity Interests of the Issuer;

(9)	the declaration and payment of regularly scheduled or accrued dividends to Holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.09(a);

(10)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement, shareholders’ agreement or similar agreement; provided that the aggregate amount of payments made under this clause may not exceed in any fiscal year of the Issuer the greater of (x) $31.0 million and (y) 5.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date (with unused amounts in any fiscal year being carried over to succeeding fiscal years) in any twelve-month period;

(11)	so long as no Default or Event of Default has occurred and is continuing, any repurchases, or any other transaction involving a Restricted Payment, of the Issuer’s Equity Interests in an aggregate amount not to exceed $250.0 million;

(12)	the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(13)	payments and distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a merger, amalgamation, consolidation or transfer of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, that complies with the terms of this Indenture;

(14)	any Restricted Payment, so long as (i) immediately before and after giving effect to such Restricted Payment no Event of Default has occurred and is continuing and (ii) after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of the Issuer on a Pro Forma Basis is less than 4.75 to 1.00;

(15)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed the greater of (x) $157.0 million and (y) 25% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date;

(16)	the declaration and payment of dividends or distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any Parent Entity in amounts required for any Parent Entity, as applicable, to pay, in each case without duplication:

(A)	real and personal property taxes, and franchise, excise and similar taxes, and other fees, taxes and expenses required to maintain their corporate or other legal existence;

(B)	with respect to any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group of which a Parent Entity is the common parent in an amount not to exceed the amount of any U.S. federal, state and/or local or foreign income or similar taxes that the Issuer and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Issuer and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; provided that distributions pursuant to this clause (b) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuer or any of its Restricted Subsidiaries for such purpose;

(C)	(i) customary salary, bonus, severance, expense reimbursement and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers and members of management of any Parent Entity or its Affiliates and any payroll, social security or similar taxes thereof and (ii) general corporate operating, administrative, compliance and overhead costs and expenses of any Parent Entity or its Affiliates, in the case of clauses (i) and (ii), in each case, to the extent such costs, expenses, taxes, salaries, bonuses and other benefits are attributable to the ownership and operation of the Issuer and its Restricted Subsidiaries;

(D)	reasonable (as determined in good faith by the Issuer) fees and expenses (other than fees and expenses paid to Affiliates of the Issuer) related to any equity or debt offering of such Parent Entity (whether or not successful); provided that all substantially all of the proceeds of such offering are permanently contributed to the capital of the Issuer (or in the case of an unsuccessful offering, the proceeds of such offering were intended to be permanently contributed to the capital of the Issuer); and

(E)	payments of interest and/or principal on Indebtedness, the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise, considered Indebtedness of, the Issuer incurred in accordance with Section 4.09, to the extent such payments are not otherwise prohibited hereunder;

(17)	the payment of dividends on the common stock of the Company of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8;

(18)	payments made in connection with the Gamesys Acquisition, as required by the Rule 2.7 Announcement dated April 13, 2021 related to the Gamesys Acquisition or as otherwise described in the Offering Memorandum; and

(19)	payments constituting a Permitted Reorganization Transaction by the Issuer and/or its Restricted Subsidiaries.

(c)	The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d)	For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories described in clauses (1) through (19) above, or is permitted pursuant to the first paragraph of this covenant or pursuant to any of clauses (1) through (28) of the definition of “Permitted Investments,” the Issuer will be entitled to divide or classify such Restricted Payment or Investment (or, in each case, portion thereof) on the date of its payment or later divide, classify, or reclassify, in whole or in part in its sole discretion, such Restricted Payment or Investment (or, in each case, portion thereof) in any manner that complies with this covenant.

(e)	If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall be Permitted Investments under clause (3) of the definition thereof, and for the avoidance of doubt, all such Investments shall no longer be counted as Restricted Payments pursuant to Section 4.07(a)(C), in each case, to the extent such Investments would otherwise be so counted.

Section 4.08         Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)	The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b)	The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements in effect on the Issue Date or the Escrow Release Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith determination of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date or the Escrow Release Date;

(2)	this Indenture, the Notes and the Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not, in the good faith determination of the Issuer, materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees;

(4)	(i) any Gaming/Racing Lease (and any guarantee or support arrangement in respect thereof) and (ii) applicable law, rule, regulation or order, including without limitation restrictions imposed by Gaming/Racing Authorities;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6)	customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3) hereof;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	any restriction or encumbrance contained in contracts for the sale of assets to be consummated in accordance with this Indenture solely in respect of the assets to be sold pursuant to such contract;

(10)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith determination of the Board of Directors of the Issuer, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11)	Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(12)	agreements in existence with respect to a Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided, however, that such agreements are not entered into in anticipation or contemplation thereof;

(13)	provisions limiting the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(14)	restrictions on cash or other deposits or net worth made to secure letters of credit or surety or other bonds issued in connection therewith or imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(15)	Credit Facilities that, taken as a whole, are, in the good faith determination of the Board of Directors of the Issuer, customary for Credit Facilities of Persons engaged in a Permitted Business; and

(16)	restrictions contained in Indebtedness used to finance, or incurred for the purpose of financings, Expansion Capital Expenditures and/or Development Projects and Permitted Refinancing Indebtedness in respect thereof, provided that such restrictions apply only to the asset (or the Person owning such asset) being financed pursuant to such Indebtedness.

Section 4.09         Incurrence of Indebtedness and Issuance of Subsidiary Preferred Stock.

(a)	The Issuer will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or preferred stock pursuant to this Section 4.09(a) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of Indebtedness or Disqualified Stock or preferred stock of Restricted Subsidiaries that are not Guarantors incurred pursuant to this Section 4.09(a), together with amounts incurred under clauses (17) and (20) of Section 4.09(b) by Restricted Subsidiaries that are not Guarantors, that would be outstanding at such time would exceed the greater of (x) $157.0 million and (y) 25.0% of Consolidated EBITDA for such Test Period.

(b)	The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Issuer or any Guarantor (and/or the guarantee thereof by the Issuer or any Guarantor) of Indebtedness and letters of credit under the Senior Credit Facilities or other Credit Facilities; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (1) as of any date of incurrence (after giving pro forma effect to the application of the proceeds of such incurrence), including all Permitted Refinancing Indebtedness incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (1), shall not exceed the greater of (i) $2,700.0 million and (ii) 4.0 times Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date of the Issuer and its Restricted Subsidiaries for the 12-month period ended at the end of the most recent fiscal quarter for which financial statements are available, to be reduced dollar-for-dollar by the aggregate amount of all Net Proceeds from Asset Sales applied by the Issuer or any of its Restricted Subsidiaries to permanently repay Indebtedness under the Credit Facilities pursuant to Section 4.10(e);

(2)	Indebtedness of the Issuer and its Restricted Subsidiaries in existence or committed on the Issue Date or on the Escrow Release Date;

(3)	the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes to be issued on the Issue Date and the related Note Guarantees;

(4)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, FF&E Financing, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred in connection with capital expenditures or for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, renovation, repair, expansion, replacement, refurbishment or improvement of property (real or personal), plant or equipment used or useful in the business of the Issuer or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4) not to exceed the greater of $235.0 million and 37.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date;

(5)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (17) of this Section 4.09(b);

(6)	the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(A)	if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(B)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(B)	any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the incurrence of Escrowed Indebtedness;

(10)	the incurrence of Indebtedness that has been Discharged;

(11)	the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(12)	the incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness in respect of bid, payment or other performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, completion guarantees and letters of credit provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (including to support the Issuer’s or any of its Restricted Subsidiaries’ applications for Gaming/Racing Licenses or for the purposes referenced in this Section 4.09(b)(12)), and reimbursement obligations in respect of the foregoing;

(13)	the incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(14)	the incurrence by the Issuer or any of its Restricted Subsidiaries arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness deemed to exist pursuant to the terms of a Joint Venture agreement as a result of a failure of the Issuer or such Restricted Subsidiary to make a required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Issuer’s or such Restricted Subsidiary’s equity interests in the related Joint Venture;

(16)	Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Investments or any acquisition or disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition;

(17)	Acquired Debt and other Indebtedness of Persons outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Issuer or any of its Restricted Subsidiaries or incurred or issued to finance a merger consolidation or other acquisition; provided, however, that (A) at the time such Person is acquired, either (i) the Issuer would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant on a Pro Forma Basis after giving effect to the incurrence of such Acquired Debt or Indebtedness pursuant to this clause (17) or (ii) on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be no lower than such ratio immediately prior to such acquisition or merger or (B) such Indebtedness is Indebtedness of a Restricted Subsidiary that existed at the time such Person became a Subsidiary and was not created in contemplation thereof; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness pursuant to this clause (17) if, on a Pro Forma Basis, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors incurred pursuant to this clause (17), together with amounts incurred pursuant to clause (20) of this covenant by Restricted Subsidiaries that are not Guarantors that would be outstanding at such time would exceed (x) $110.0 million and (y) 17.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date;

(18)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18) not to exceed the greater of (x) $235.0 million and (y) 37.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date;

(19)	(i) Indebtedness representing deferred compensation to employees of the Issuer or any of its Restricted Subsidiaries incurred in the ordinary course of business, and (ii) Indebtedness consisting of obligations of the Issuer or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted under Section 4.07;

(20)	Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries that are not Guarantors, together with amounts incurred and outstanding pursuant to clause (17) of this covenant, in an aggregate principal amount not to exceed the greater of (x) $110.0 million and (y) 17.5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date;

(21)	Indebtedness consisting of the financing of insurance premiums;

(22)	Indebtedness constituting Development Expenses that are used to finance, or incurred or issued for the purpose of financing, Expansion Capital Expenditures or Development Projects in an aggregate principal amount not to exceed $200.0 million at any time outstanding so longs as no Event of Default shall have occurred and be continuing after giving effect thereto;

(23)	Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with Section 4.07(b)(2), to the extent such net cash proceeds or cash have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(d) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof);

(24)	Indebtedness of Joint Ventures in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not, at any time outstanding, exceed the greater of (x) $94.0 million and (y) 15.0% of Consolidated EBITDA at the time of determination for the Test Period most recently ended prior to such date;

(25)	Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Senior Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(26)	Indebtedness incurred by the Issuer or any of the Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture;

(27)	(i) guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) and Gaming/Racing Leases or of other obligations that do not constitute Indebtedness for borrowed money, in each case entered into by the Issuer or any Subsidiary in the ordinary course of business and (ii) Permitted Non-Recourse Guarantees;

(28)	intercompany Indebtedness incurred in connection with any Permitted Reorganization Transactions; and

(29)	all premiums (if any, including tender premiums), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (28) of this Section 4.09(b).

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (29) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Issuer will be permitted to divide or classify (or later divide, classify, or reclassify, in whole or in part in its sole discretion) such item of Indebtedness.

For purposes of determining compliance with this Section 4.09, if and for so long as the Interactive Unrestricted Subsidiaries are Unrestricted Subsidiaries of the Issuer, an incurrence of Indebtedness by the Interactive Unrestricted Subsidiaries shall be deemed to be an incurrence of Indebtedness by one of the Issuer’s Restricted Subsidiaries that is not a Guarantor.

In connection with the incurrence or issuance, as applicable, of (x) revolving loan Indebtedness under this Section 4.09 or (y) any commitment relating to the incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock under this Section 4.09 and the granting of any Lien to secure any such Indebtedness, the Issuer or the applicable Restricted Subsidiary may designate such incurrence or issuance and the granting of any such Lien as having occurred on the date of first incurrence or issuance of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance or granting of any such Lien therefor will be deemed for all purposes under this Indenture to have been incurred or issued and granted on such Deemed Date, including, without limitation, for purposes of calculating the Fixed Charge Coverage Ratio and usage of any other baskets or ratios under this Indenture (as applicable).

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on, or fees with respect to, any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment shall be included in Fixed Charges of the Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness determined on a constant yield to maturity basis over time, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)	in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)	the Fair Market Value of such assets subject to such Lien at the date of determination; and

(B)	the amount of the Indebtedness of the other Person secured by such Lien.

Section 4.10         Asset Sales.

(a)	The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) as determined in good faith by the Issuer, of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)	(i) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Issuer or such Restricted Subsidiary from or indemnifies against further liability or that are otherwise cancelled or terminated as a result of payment by the buyer in such Asset Sale in connection with the transaction with the transferee and (ii) in the case of any Interactive Unrestricted Subsidiary Sale, any liabilities (as shown on the Issuer’s or any Interactive Unrestricted Subsidiary’s, as applicable, most recent balance sheet or in the notes thereto) of the Issuer or any Interactive Unrestricted Subsidiary, as applicable, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(B)	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are within 180 days following the closing of such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received;

(C)	(i) Indebtedness (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or a Note Guarantee) of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of or other liability on account of such Indebtedness and (ii) in the case of any Interactive Unrestricted Subsidiary, Indebtedness of any Interactive Unrestricted Subsidiary, that is no longer a Subsidiary of the Issuer as a result of such Asset Sale;

(D)	any Designated Non-Cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at the time outstanding, not to exceed an amount equal to the greater of (x) $141.0 million and (y) 22.5% of the Issuer’s Consolidated EBITDA (determined as of the date of the definitive agreement with respect to such Asset Sale), with the fair market value of each item of Designated Non-Cash Consideration being measured as of the date of the definitive agreement with respect to such Asset Sale and without giving effect to subsequent changes in value; and

(E)	any stock or assets of the kind referred to in clauses (2), (3) or (4) of Section 4.10(b).

(b)	Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1)	to permanently repay, prepay, redeem or purchase;

(A)	Obligations under (i) the Senior Credit Facilities (and, in the case of revolving obligations, permanently reduce commitments with respect thereto); (ii) other secured Indebtedness of the Issuer, if applicable (other than any Disqualified Stock), or secured Indebtedness of any Guarantor and (iii) other Indebtedness of a non-Guarantor Restricted Subsidiary; and/or

(B)	Obligations under this Indenture governing the Notes, the Notes and the Note Guarantees or any other Pari Passu Debt of the Issuer or any Guarantor; provided that if the Issuer or any Restricted Subsidiary shall so repay or prepay any such other Pari Passu Debt, the Issuer will reduce (or offer to reduce) Obligations under this Indenture governing the Notes, the Notes and the Note Guarantees on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at its option, (i) redeeming Notes of any series pursuant to Article 3 of this Indenture, (ii) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes of any series; or (iii) purchasing Notes of any series through privately negotiated transactions or open market purchases in a manner that complies with this Indenture governing the Notes and applicable securities law at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest thereon up to the principal amount of Notes of the applicable series to be repurchased;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, one or more other Persons engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3)	to make capital expenditures or to make other expenditures for maintenance, repair or improvement of existing properties and assets;

(4)	to acquire other assets and properties (including fee and leasehold interests) that are used or useful in a Permitted Business, or that replace, in whole or in part, the properties or assets that are the subject of such Asset Sale; or

(5)	any combination of clauses (1) through (4) of this Section 4.10(b);

provided, however, that if the Issuer or any Restricted Subsidiary contractually commits within such 365 day period to apply the Net Proceeds within 180 days of such contractual commitment in accordance with any of the above clauses (1) through (5) of this Section 4.10(b) (an “Acceptable Commitment”), and such Net Proceeds are subsequently applied as contemplated by such contractual commitment, then the requirement for the application of Net Proceeds set forth in this paragraph shall be considered satisfied, and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds (defined below) unless the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within 180 days of such cancellation or termination (a “Second Commitment”) and such Net Proceeds are actually applied in such manner within such 180 days; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds to the extent the Asset Sale Proceeds Application Period has expired.

(c)	[Reserved]

(d)	Pending the final application of any Net Proceeds, the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds from Asset Sales in any manner that is not prohibited by this Indenture.

(e)	Following the Escrow Release Date, any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” Within 20 Business Days (or earlier at the Issuer’s option) after the aggregate amount of Excess Proceeds exceeds $150.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders of Notes (with a copy to the Trustee) and all Holders of other Pari Passu Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes of any series and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes of the applicable series on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. The Issuer may satisfy the foregoing obligation with respect to Net Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Net Proceeds (the “Advance Portion”). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes of the applicable series and other Pari Passu Debt tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will select the Notes of the applicable series and such other Pari Passu Debt to be purchased on a pro rata basis or by lot (and, in the case of notes in global form, in accordance with the applicable procedures of DTC), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only Notes of the applicable series in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be left outstanding). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculation of Excess Proceeds.

(f)	The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes of the applicable series pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws and regulations conflict with the provisions of this Section 4.10, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(g)	For the avoidance of doubt, the Issuer shall cause any Interactive Unrestricted Subsidiary that receives Interactive Unrestricted Subsidiary Sale Proceeds to promptly distribute the Net Proceeds thereof to the Issuer or a Restricted Subsidiary for application in accordance with this Section 4.10.

Section 4.11         Transactions with Affiliates.

(a)	The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate payments or consideration in excess of $50.0 million (each, an “Affiliate Transaction”) unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, a majority of the disinterested members of the Board of Directors of the Issuer (and of any affected Restricted Subsidiary, where applicable) shall have approved such Affiliate Transaction, as evidenced by a resolution of the Board of Directors of the Issuer.

(b)	The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)	any indemnification or employment, consultancy, advisory, severance or separation agreement, employee benefit plan or any similar arrangement, including any issuances of securities, loans or other payments, grants or awards, in each case in respect of or to employees, officers, directors, advisors or consultants entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(3)	management agreements entered into, consistent with past practice, by the Issuer or any Restricted Subsidiary, on the one hand, and an Unrestricted Subsidiary or other entity, on the other hand, pursuant to which the Issuer or such Restricted Subsidiary controls the day-to-day operations of such entity;

(4)	any payments or other transactions pursuant to a tax sharing agreement or other tax management arrangement between the Issuer and any other Person with which the Issuer files a consolidated, unitary or combined tax return or with which the Issuer is part of a consolidated, unitary or combined group for tax purposes;

(5)	transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(6)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(7)	any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(8)	Permitted Investments and Restricted Payments that do not violate Section 4.07 hereof;

(9)	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(10)	any transaction pursuant to any contract or arrangement in existence on the date the Notes are first issued (including pursuant to any amendment thereto) or by any renewal, replacement, supplement or modification thereof so long as any such amendment, renewal, replacement, supplement or modification is not more disadvantageous to the Holders in any material respect taken as a whole as compared to the original agreement or arrangement as in effect on the date the Notes are first issued as determined in good faith by the Board of Directors of the Issuer;

(11)	transactions with Persons who have entered into an agreement, contract or arrangement with the Issuer or any of its Restricted Subsidiaries to manage, own or operate a Gaming/Racing Facility because the Issuer and its Restricted Subsidiaries have not received the requisite approvals of the Gaming/Racing Authorities or are otherwise not permitted to manage, own or operate such Gaming/Racing Facility under applicable Gaming/Racing Laws; provided that such transactions shall have been approved by a majority of the disinterested members of the Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) and determined by them to be in the best interests of the Issuer;

(12)	transactions with customers, clients, suppliers, contractors, landlords, lessors, lessees, licensors, licensees, Joint Venture or development partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries taken as a whole, in the determination of the Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors) or management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13)	transactions with Joint Ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs or that are approved by a majority of the disinterested members of the Issuer’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) (a director shall be disinterested if he or she has no interest in such Joint Venture or Unrestricted Subsidiary other than through the Issuer and its Restricted Subsidiaries); provided that no Affiliate of the Issuer (other than the Issuer’s Restricted Subsidiaries) has an interest (other than indirectly through the Issuer and other than Unrestricted Subsidiaries or such Joint Ventures) in any such Joint Venture or Unrestricted Subsidiary;

(14)	any transaction with respect to which the Issuer or any of its Restricted Subsidiaries, as the case may be, obtains an opinion as to the fairness to the Issuer or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(15)	transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(16)	(x) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Issuer, as lessor, which is approved by the Board of Directors of the Issuer in good faith or (y) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor in the ordinary course of business; provided that, in each case, such lease includes fair and reasonable terms no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate;

(17)	payments to and from, and transactions with, any Joint Ventures entered into in the ordinary course of business (including, including without limitation, any cash management activities related thereto);

(18)	the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Issuer or any Parent Entity pursuant to a stockholders agreement or a registration rights agreement entered into on or after the Issue Date or the Escrow Release Date in connection therewith or similar equity Holder’s agreements or limited liability company agreements;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries;

(20)	transactions pursuant to the Tax Sharing Agreement;

(21)	transactions between the Issuer or any Restricted Subsidiary and any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director of the Issuer; provided, however, that any such director abstains from voting as a director of the Issuer on any matter involving such other Person;

(22)	Permitted Non-Recourse Guarantees and the pledge of Equity Interests in Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors and Joint Ventures to secure Indebtedness and other obligations of Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors and Joint Ventures and Permitted Non-Recourse Guarantees;

(23)	intellectual property licenses and any payments pursuant thereto made in accordance with Section 4.07 of this Indenture in the ordinary course of business; and

(24)	transactions constituting Permitted Reorganization Transactions.

Section 4.12          Liens.

(a)	The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien, except a Permitted Lien on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, unless, in the case of any Lien securing Indebtedness that is contractually subordinate in right of payment to the Notes or the Note Guarantees, the Notes or the Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien; and in all other cases, the Notes or the Note Guarantees, as the case may be, are secured on an equal and ratable basis with the obligations secured by such Lien for so long as such obligations are secured by such Lien.

(b)	Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that the Lien securing the Notes or the Guarantees, as the case may be, shall automatically and unconditionally be released and discharged upon the release and discharge of such Lien securing such Indebtedness or any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Lien securing such Indebtedness, or all of the Capital Stock held by the Issuer or any Restricted Subsidiary in, or all or substantially all of the properties and assets of, any Restricted Subsidiary that created such Lien securing such Indebtedness, in each case, in accordance with the provisions of this Indenture.

(c)	For purposes of determining compliance with this Section 4.12, (1) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), but may be permitted in part under any combination thereof and (2) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a), the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred or issued at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.12 and at the time of incurrence, issuance, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred, issued or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.12(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred or issued pursuant to any other clause or paragraph (or portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment relating to the incurrence or issuance of Indebtedness that is designated to be incurred or issued on any date pursuant to Section 4.09(b)(4), any Lien that does or that shall secure such Indebtedness may also be designated by the Issuer or any Restricted Subsidiary to be incurred on such date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for all purposes under this Indenture to be incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien.”

(d)	With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence or issuance of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness that is not deemed to be an incurrence of Indebtedness for purposes of Section 4.09.

Section 4.13          Business Activities.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.14         Corporate Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)	its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary; and

(2)	the rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15         Offer to Repurchase Upon Change of Control.

(a)	If, following the Escrow Release Date: (i) a Change of Control (if, at the Change of Control Time, the Notes of the applicable series do not have Investment Grade Status) or (ii) a Change of Control Triggering Event (if, at the Change of Control Time, the Notes of the applicable series have Investment Grade Status), occurs with respect to any series of Notes, each Holder of Notes of such series will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes of such series pursuant to a Change of Control Offer on the terms set forth in this Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes of the applicable series repurchased, plus accrued and unpaid interest, if any, on the Notes of the applicable series repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes of such series on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten (10) business days following any Change of Control, the Issuer will mail a notice to each Holder and the Trustee (or send electronically in accordance with the applicable procedures of DTC in the case of Notes of the applicable series in global form) describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes of the applicable series on the Change of Control Payment Date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of each applicable series as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(b)	On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes of the applicable series or portions of Notes of such series properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes of the applicable series or portions of Notes of such series properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes of the applicable series properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes of the applicable series or portions of Notes of such series being purchased by the Issuer.

(c)	The Paying Agent will promptly send (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes of the applicable series properly tendered the Change of Control Payment for such Notes of such applicable series, and upon receipt of a written direction, the Trustee will promptly authenticate and mail (or cause to be transferred by book entry in accordance with the applicable procedures of the Depositary) to each Holder a new Note of the applicable series equal in principal amount to any unpurchased portion of the Notes of the applicable series surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d)	Notwithstanding anything to the contrary in this Section 4.15, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes of the applicable series properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(e)	If Holders of not less than 90% in aggregate principal amount of the Notes of any series then outstanding validly tender and do not withdraw such Notes of such series in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in Section 4.15(d) hereof, purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described in Section 4.15(d) hereof, to redeem all Notes of the applicable series that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption (subject to the right of Holders of record of Notes of the applicable series on the relevant record date to receive interest due on the relevant interest payment date).

(f)	Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(g)	The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Section 4.15, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

Section 4.16         No Layering.

The Issuer will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, as the case may be. For the avoidance of doubt, this covenant shall not restrict the Issuer or the Guarantors from incurring or suffering to exist Indebtedness in the form of Additional Notes or other senior notes that are pari passu to the Notes so long as such incurrence or suffering to exist is otherwise permitted under this Indenture.

Section 4.17         Suspension of Covenants.

(a)	During any period of time that: (i) the Notes of any series have Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing with respect to the Notes od such series (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.09 and 4.10 (collectively, the “Suspended Covenants”); provided that with respect to those covenants that will remain in effect (the “Effective Covenants”), references in such Effective Covenants to clauses in the Suspended Covenants will be deemed to continue to exist for purposes of interpretation of the Effective Covenants.

(b)	In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes of any series for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated Rating Agencies withdraws its rating or assigns the Notes of such series a rating below the required Investment Grade Ratings (such date, the “Reversion Date”), then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the Notes of such series. The period of time between the date of the suspension of the covenants and the Reversion Date is referred to in this Indenture as the “Suspension Period.”

(c)	On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to Section 4.09(a) or (b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to Section 4.09(a) or (b), such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been Existing Indebtedness, so that it is classified as permitted under Section 4.09(b)(ii).

(d)	Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though such Section 4.07 had been in effect since and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a). Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred on the Reversion Date solely as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period. For purposes of Section 4.10 on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

(e)	In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes of any series for any period of time as described above, during such period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

(f)	The Issuer shall deliver promptly (and no more than twenty (20) Business Days after becoming aware of any Covenant Suspension Event or Reversion Date) to the Trustee an Officer’s Certificate notifying the Trustee of any Covenant Suspension Event or Reversion Date, as the case may be, pursuant to this Section 4.17, and the Trustee may rely on such Officer’s Certificate without independent investigation.

Section 4.18          Additional Note Guarantees.

Upon the expiration of the Escrow Period, the Issuer shall cause each of its Restricted Subsidiaries that (i) is a Domestic Subsidiary or a Subsidiary of Gamesys and (ii) also is a borrower or guarantor under the Senior Credit Facilities as of the date the Assumption occurs to execute and deliver to the trustee a supplemental indenture pursuant to which such Guarantor shall guarantee the Issuer’s obligations under the Indenture and the Notes; provided that the then-outstanding Senior Credit Facilities are also then guaranteed by such Guarantor.

From and after the expiration of the Escrow Period, if the Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that (i) incurs or guarantees Indebtedness under the Senior Credit Facilities or (ii) incurs, Guarantees or otherwise becomes liable for any other Indebtedness of the Issuer or any Guarantor in an aggregate amount in excess of $50.0 million, then, in either case, that Domestic Subsidiary will become a Guarantor and execute a supplemental indenture within thirty (30) days after the date on which it incurred, guaranteed or became liable, as applicable, for the Indebtedness contemplated in clauses (i) and (ii) above (or such longer period of time as may be required to obtain any necessary approvals under applicable Gaming/Racing Laws or other regulatory requirements). The Issuer shall use commercially reasonable efforts to obtain all approvals of any Gaming/Racing Authority necessary to permit a Domestic Subsidiary to become a Guarantor as promptly as practicable.

Section 4.19         Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either (1) an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or (2) a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if that re-designation would not cause a Default.

Section 4.20          Escrow of Proceeds; Escrow Release Condition

(a)	The Issuer shall apply the Escrow Property (as defined below) in accordance with the terms of the Escrow Agreements (as defined below).

(b)	On the date of this Indenture, each of the Escrow Issuers will enter into escrow agreements (the “Escrow Agreements”) with the Trustee and Deutsche Bank Trust Company Americas, acting as escrow agent (in such capacity, together with its successors, the “Escrow Agent”) and Deutsche Bank AG, London Branch (the “Financial Adviser”), pursuant to which the Escrow Issuers will deposit, or cause to be deposited, into escrow accounts (each an “Escrow Account” and collectively, the “Escrow Accounts”) an amount such that the Escrow Accounts contain an amount equal to (i) the aggregate principal amount of the Notes and (ii) an additional amount in cash that, when taken together with such principal amount, is sufficient to fund the Special Mandatory Redemption of the Notes to, but excluding, the Special Mandatory Redemption Date assuming that the Special Mandatory Redemption Date is June 30, 2022 (together, the “Escrowed Property”). The Escrowed Property deposited in the Gamesys Purchase Portion Escrow Account is an amount sufficient to cover the cash portion of the purchase price of the Gamesys Acquisition, being such amount as is required for the purposes of satisfying the cash consideration payable in relation to the Gamesys Acquisition and certain related expenses, and will be subject to the “cash confirmation” requirements under the UK Takeover Code (such Escrowed Property being, the “Cash Confirmed Escrow Property”).

(c)	The Escrow Issuers will grant the Trustee, for the benefit of the Holders of the Notes of each series, a first-lien security interest in the Escrow Accounts and all deposits therein to secure the Notes Obligations pending disbursement as described below, provided that this security interest shall not be enforceable over the Cash Confirmed Escrow Account until the occurrence of a Special Mandatory Redemption Event. The Escrow Agent will invest the Escrowed Property (excluding the Cash Confirmed Escrow Property) in such specified cash equivalents, and liquidate such specified cash equivalents, as the Escrow Issuers will from time to time direct in writing, in accordance with the Escrow Agreements. The ability of the Holders of the Notes to realize upon such Escrowed Property or securities held in the Escrow Accounts will be subject to (i) certain limitations of Bankruptcy Law in the event of a bankruptcy of the Escrow Issuer, (ii) in relation to the Cash Confirmed Escrow Property, the requirements of the UK Takeover Code and the Financial Adviser.

(d)	The Holders of the Notes will have no rights in relation to the Cash Confirmed Escrow Property until following a Special Mandatory Redemption Event.

(e)	Upon any interest payment date under this Indenture, the Escrow Agent, at the direction from the PE Sub, will release from the Interest Escrow Account the amount of Escrowed Property necessary to fund the payment of any accrued and unpaid interest owing to Holders of the Notes on such interest payment date. Otherwise, the Escrowed Property will be held in the Escrow Accounts until the earliest of (i) the date on which each of the PE Sub and, in the case of the Cash Confirmed Escrow Account, the Financial Adviser, deliver to the Escrow Agent the release instruction referred to in the next succeeding paragraph, (ii) the Termination Date, and (iii) the date on which the Escrow Issuers and the Financial Adviser deliver notice to the Escrow Agent to the effect set forth in Section 3.09 hereof.

(f)	Pursuant to the terms of the Escrow Agreements, the Escrowed Property held in the Escrow Accounts will be released (the “Escrow Release”) to, or as directed by, PE Sub and, in the case of the Cash Confirmed Escrow Account, the Financial Adviser, within one (1) Business Day following delivery by the Escrow Issuers and, in relation to the Cash Confirmed Escrow Account, the Financial Adviser, to the Escrow Agent and the Trustee, of a release instruction (in the form and substance as set forth in the Escrow Agreements) instructing the Escrow Agent to release the Escrowed Property because the scheme of arrangement related to the Gamesys Acquisition has become effective (if being implemented by way of a scheme) or the takeover offer related to the Gamesys Acquisition has become or been declared wholly unconditional (if being implemented by way of a takeover offer) (the “Escrow Release Condition”) and, as a result, the Escrow Release Condition has been or, substantially concurrently with the release of the Escrowed Property will be, satisfied (the date of the Escrow Release is hereinafter referred to as the “Escrow Release Date”).

(g)	Each Holder, by accepting a Note, (i) consents and agrees to the terms of the Escrow Agreement as it may be in effect or may be amended from time to time in accordance with its terms and this Indenture, (ii) authorizes and directs the Trustee to enter into the Escrow Agreement, and (iii) authorizes and directs the Trustee to perform its obligations and exercise its rights under and in accordance with the Escrow Agreement.

Article 5
SUCCESSORS

Section 5.01         Merger, Consolidation or Sale of Assets.

The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person or consummate a Division as the Dividing Person (whether or not the Issuer is the surviving entity or Division Successor, as applicable); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	(a) the Issuer is the surviving entity; (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws; or (c) in the case of a Division where the Issuer is the Dividing Person, either all Division Successors shall become co-Issuers of the Notes or the Division, as to any Division Successor that will not be a co-Issuer, is permitted by Section 4.07.

(2)	the Successor (if other than the Issuer), assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to supplemental indentures;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Issuer or the Successor would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or (b) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Issuer for such four quarter period.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into or consummate a Division as the Dividing Person (whether or not such Guarantor is the surviving Person or Division Successor, as applicable), another Person, other than the Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(A)	the Person or Division Successor, as applicable, acquiring the property in any such sale, disposition or Division or the Person formed by or surviving any such consolidation, merger or Division assumes all the obligations of that Guarantor under its Note Guarantee and this Indenture pursuant to a supplemental indenture; or

(B)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.

(C)	Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuer’s and its Restricted Subsidiaries’ assets, taken as a whole, in compliance with the provisions of this Section 5.01, the Issuer will be released from the obligations under the Notes and this Indenture except with respect to any obligations that arise from, or are related to, such transaction.

(D)	This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries. Clauses (3) and (4) of this Section 5.01 will not apply to any merger or consolidation of the Issuer (1) with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

Section 5.02          Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of such Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest, if any, on, the Notes except in the case of a sale of all of such Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

Article 6
DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on each series of the Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on each series of the Notes;

(3)	failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 hereof;

(4)	subject to the last paragraph of Section 6.06, failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the Holders of at least 30% in aggregate principal amount of each series of the Notes then outstanding (with a copy to the Trustee if given by the Holders) voting as a single class to comply with any of the other agreements in this Indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200.0 million or more; provided, however, that if, prior to any acceleration of the Notes of the applicable series, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 15 business day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(6)	failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction in an uninsured aggregate amount in excess of $200.0 million, which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(7)	except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	any Insolvency or Liquidation Proceeding with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary

Section 6.02          Acceleration.

In the case of an Event of Default specified in clause 8 of Section 6.01 hereof, with respect to the Issuer, any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes of each applicable series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes of each applicable series by notice to the Issuer (with a copy to the Trustee if given by the Holders) may, only following the earliest to occur of (i) the Escrow Release Date and (ii) a Special Mandatory Redemption Event, declare all the Notes of each applicable series to be due and payable immediately.

Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes of each applicable series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes of each applicable series notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Section 6.03         Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on, the Notes of each applicable series or to enforce the performance of any provision of the Notes of each applicable series, the Note Guarantees or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes of each applicable series or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note of each applicable series in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04            Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then-outstanding Notes of each applicable series by written notice to the Trustee may, on behalf of the Holders of all of the Notes of each applicable series waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes of each applicable series (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, however, that the Holders of a majority in aggregate principal amount of the then-outstanding Notes of each applicable series may, by written notice to the Trustee, rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05            Control by Majority.

Holders of a majority in aggregate principal amount of the then-outstanding Notes of each applicable series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders), of Notes of each applicable series or that may involve the Trustee in personal liability. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification and/or security satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Trustee may withhold from Holders of the Notes of each applicable series notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, or premium, if any.

Section 6.06            Limitation on Suits.

Subject to Section 7.01, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the written request or direction of any Holders of Notes of each applicable series unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note of each applicable series may pursue any remedy with respect to this Indenture or the Notes of each applicable series unless:

(1)	such Holder has previously given to the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 30% in aggregate principal amount of the then-outstanding Notes of each applicable series have requested the Trustee to pursue the remedy in writing;

(3)	such Holders offered the Trustee security and/or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security and/or indemnity; and

(5)	Holders of a majority in aggregate principal amount of the then-outstanding Notes of each applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding clause (4) of Section 6.01 hereof, except as provided in the second to last sentence of this paragraph, the sole remedy for any failure to comply by the Issuer with Section 4.03 hereof shall be the payment of liquidated damages as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the Notes of each applicable series shall not have any right under this Indenture to accelerate the maturity of the Notes of each applicable series as a result of any such failure to comply. If a failure to comply by the Issuer with Section 4.03 hereof continues for 60 days after the Issuer receives notice of such failure to comply in accordance with clause (4) of the first paragraph of Section 6.01 hereof (such notice, the “Reports Default Notice”), and is continuing on the 60th day following the Issuer’s receipt of the Reports Default Notice, the Issuer will pay liquidated damages to all Holders of Notes of each applicable series at a rate per annum equal to 0.25% of the principal amount of the Notes of each applicable series from the 60th day following the Issuer’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following the Issuer’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by the Issuer with Section 4.03 hereof shall have been cured or waived. On the earlier of the dates specified in the immediately preceding clauses (x) and (y), such liquidated damages will cease to accrue. If the failure to comply by the Issuer with Section 4.03 hereof shall not have been cured or waived on or before the 121st day following the Issuer’s receipt of the Reports Default Notice, then the failure to comply by the Issuer with Section 4.03 hereof shall on such 121st day constitute an Event of Default. A failure to comply with Section 4.03 hereof automatically shall cease to be continuing and shall be deemed cured at such time as the Issuer furnishes to the Trustee the applicable information or report (it being understood that the availability of such information or report on the Commission’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuer’s obligation to furnish such information or report to the Trustee); provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR service (or its successor).

Section 6.07            Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note of each applicable series to receive payment of principal of, premium on, if any, or interest, if any, on, the Note of each applicable series, on or after the respective due dates expressed in the Note of each applicable series (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement or payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08            Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on, the Notes of each applicable series and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09            Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes of each applicable series allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes of each applicable series), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes of each applicable series or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 6.10            Priorities.

After an Event of Default any moneys or properties distributable in respect of the Issuer’s or any Guarantor’s obligations under this Indenture, or if the Trustee collects any money pursuant to this Article 6, shall be paid out or distributed in the following order:

First:    to the Trustee and the Agents, their respective agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Agents, and the costs and expenses of collection;

Second:    to Holders of Notes of each applicable series for amounts due and unpaid on the Notes of each applicable series for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes of each applicable series for principal, premium, if any, and interest, respectively; and

Third:    to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes of each applicable series pursuant to this Section 6.10.

Section 6.11            Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note of each applicable series pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then-outstanding Notes of each applicable series.

Section 6.12            Remedies Subject to Applicable Law.

All rights, remedies and powers provided by this Article 6 may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Indenture are intended to be subject to all applicable laws, including applicable Gaming/Racing Laws, and to be limited to the extent necessary so that they will not render this Indenture invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 6.13            Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Article 7
TRUSTEE

Section 7.01            Duties of Trustee.

(a)	If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)	Except during the continuance of an Event of Default:

(1)	the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; and

(2)	in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm or be required to verify any amounts or calculations or other facts contained therein).

(c)	The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)	this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)	the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)	the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)	Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)	No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holders, unless such Holders have offered to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense.

(f)	The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)	The Trustee shall not be responsible for, and makes no representation as to any Gaming/Racing Law or any Gaming/Racing Authority, whether any Holder or beneficial owner of Notes could be licensed, qualified or found suitable under any Gaming/Racing Law or by any Gaming/Racing Authority, and any consequence to any Holder or beneficial owner of Notes under any Gaming/Racing Law or by any Gaming/Racing Authority.

Section 7.02            Rights of Trustee.

(a)	The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)	Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)	The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)	The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. The permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

(e)	Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)	The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)	The Trustee shall not be required to give a note, bond or surety in respect of the trusts and powers under this Indenture.

(h)	Delivery of reports, information and documents to the Trustee described in Section 4.03 of this Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

(i)	In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)	The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Issuer, the Notes and this Indenture.

(k)	The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent and each agent, custodian and other Person employed to act hereunder.

(l)	The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(m)	The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(n)	The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article 4 or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein, the Trustee shall have no obligation to monitor or verify compliance by the Issuer or any Guarantor with any other obligation or covenant under this Indenture or the unavailability of the Federal Reserve Bank wire or facsimile or other wire communication facility.

Section 7.03            Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties.

Section 7.04            Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the Note Guarantees, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall have no responsibility or liability with respect to any information, statement or recital in the Offering Memorandum or in any other disclosure material prepared or distributed with respect to the Issuance of the Notes. The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Guarantor under this Indenture.

Section 7.05            Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if the Trustee has notice (in accordance with Section 7.02(j)), the Trustee will mail (at the Issuer’s expense) to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06            Compensation and Indemnity.

(a)	The Issuer and Guarantors will, jointly and severally, pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents, counsel, accountants and experts.

(b)	The Issuer and the Guarantors will, jointly and severally, indemnify the Trustee against any and all losses, damages, claims, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the administration of this trust, the acceptance or administration of its duties under this Indenture or the exercise of its rights and powers under this Indenture, the Notes, the Escrow Agreement and the Guarantees, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgement). The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. Except in cases where the interest of the Issuer or a Guarantor, on the one hand, and the Trustee, on the other hand, may be adverse, such Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer and the Guarantors, jointly and severally, will pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld. Any settlement which affects the Trustee may not be entered into without the consent of the Trustee, unless the Trustee is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault, culpability, or failure to act by or on behalf of the Trustee. References in this paragraph 7.06(b) shall include the Trustee and its officers, directors, employees and agents.

(c)	The obligations of the Issuer and the Guarantors under this Section 7.06 will survive the (i) satisfaction and discharge of this Indenture and (ii) resignation or removal of the Trustee.

(d)	To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)	When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Code.

(f)	“Trustee” for the purposes of this Section 7.06 shall include (i) any predecessor Trustee and such predecessor Trustee’s officers, directors, employees, and agents, and (ii) the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, gross negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.07            Replacement of Trustee.

(a)	A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b)	The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then-outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.09 hereof;

(2)	the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under the Bankruptcy Code;

(3)	a custodian or public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of acting.

(c)	If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then-outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)	If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then-outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)	If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)	A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.

Section 7.08            Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.09            Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation or a national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01            Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution accompanied by an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes of each applicable series upon compliance with the conditions set forth below in this Article 8.

Section 8.02            Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of each applicable series (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes of such applicable series, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments requested by the Issuer acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)	the rights of Holders of outstanding Notes of each applicable series to receive payments in respect of the principal of, or interest, or premium on, if any, or interest, such Notes when such payments are due from the trust referred to in Section 8.05 hereof;

(2)	the Issuer’s obligations with respect to the Notes of each applicable series concerning issuing temporary Notes of each applicable series, registration of Notes of each applicable series, mutilated, destroyed, lost or stolen Notes of each applicable series and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of such option under Section 8.03 hereof.

Section 8.03            Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.18, and 4.19 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6) and (7) hereof will not constitute Events of Default.

Section 8.04            Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes of each applicable series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes of each applicable series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes of each applicable series are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel in form reasonably acceptable to the Trustee confirming that:

(A)	the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)	since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes of each applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel in form reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes of each applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings) shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring substantially contemporaneously with the borrowing of funds, or from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(6)	The Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes of each applicable series over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)	The Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05            Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer and the Guarantors, jointly and severally, will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the written request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06            Repayment to Issuer.

Subject to applicable abandoned property laws, money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, or interest, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07            Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01            Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement any of the Note Documents:

(1)	to cure any ambiguity, defect, omission, mistake or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that such uncertificated notes are in “registered” form within the meaning of Section 163 of the Internal Revenue Code, and Treasury regulations thereunder);

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes of each applicable series and Note Guarantees by a successor to such Issuer or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4)	to make any change that would provide any additional rights or benefits to the holders of any Notes of any series or that does not adversely affect the legal rights under this Indenture of any holder of Notes of each applicable series, including to comply with requirements of the SEC or any applicable securities depository in order to maintain the transferability of the Notes of each applicable series pursuant to Rule 144A or Regulation S;

(5)	to make any change that would provide any additional rights or benefits to the Holders of the Notes of each applicable series and, in each case, the release, suspension or termination thereof, or that does not adversely affect the legal rights hereunder of any such Holder;

(6)	to conform the text of this Indenture, the Notes of each applicable series or the Note Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes of each applicable series or the Note Guarantees;

(7)	to release the Note Guarantee of a Guarantor in accordance with the terms of this Indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes of each applicable series;

(9)	to provide for the issuance of Additional Notes of any series in accordance with the limitations set forth in this Indenture as of the date hereof;

(10)	to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act of 1939, as amended, if then applicable;

(11)	to comply with requirements of applicable Gaming/Racing Laws or to provide for requirements imposed by applicable Gaming/Racing Authorities;

(12)	to provide for the acceptance or appointment of a successor trustee;

(13)	to amend the provisions of this Indenture relating to the transfer and legending of Notes of each applicable series as permitted by this Indenture, including to facilitate the issuance and administration of the Notes of each applicable series; or

(14)	to allow the Company and any Guarantor to execute supplemental indentures in connection with the Assumption and/or a Note or Note Guarantee with respect to the Notes of each applicable series.

For the avoidance of doubt, no amendment or deletion of any of the covenants described under Article 4 hereof in accordance with the amendment provisions set forth in this Indenture, or action taken in compliance with such covenants in effect at the time of such action, shall be deemed to make any change in the provisions of this Indenture relating to the contractual right of any Holder of the Notes of any applicable series to receive payments of principal of, or interest or premium, if any, on the Note of any applicable series.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment, supplement, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, supplement, waiver or consent.

Upon the request of the Issuer for the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.06 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel or board resolution, shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, in the form attached as Exhibit E hereto.

Section 9.02            With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement the Escrow Agreements, this Indenture (including, without limitation, Section 3.10, 4.10 and 4.15 hereof) and the Notes of each series and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of each applicable series (including, without limitation, Additional Notes of each applicable series, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes of each applicable series), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Escrow Agreements, this Indenture, the Notes of each applicable series, or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes of each applicable series (including, without limitation, Additional Notes of each applicable series, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of each applicable series). Section 2.08 hereof shall determine which Notes of each applicable series are considered to be “outstanding” for purposes of this Section 9.02.

It is not necessary for the consent of the Holders of Notes of each applicable series under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will send to the Holders of Notes of each applicable series affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes of each applicable series then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of the Escrow Agreements, this Indenture, the Notes of each applicable series or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes of each applicable series held by a non-consenting Holder):

(1)	reduce the principal amount of Notes of each applicable series whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note of each applicable series or the premium payable in connection with the redemption of the Notes of each applicable series;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note of each applicable series;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes of each applicable series (except a rescission of acceleration of the Notes of each applicable series by the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes of each applicable series and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note of each applicable series payable in money other than that stated in the Notes of each applicable series;

(6)	make any change in the provisions of this Indenture relating to waivers of past Defaults or the contractual rights of Holders of Notes of each applicable series to receive payments of principal of, premium on, if any, or interest on, the Notes of each applicable series (other than as permitted by clause (7) below);

(7)	waive a redemption payment with respect to any Note of each applicable series (other than a payment required by Sections 3.10, 4.10 or 4.15 hereof);

(8)	contractually subordinate the Notes of each applicable series or the Guarantees to any other Indebtedness; or

(9)	make any change in the preceding amendment and waiver provisions.

Section 9.03            [Reserved].

Section 9.04            Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.

Section 9.05            Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06            Trustee to Sign Amendments, etc.

The Trustee will not be obligated to enter into any amended or supplemental indenture, including, without limitation, any amended or supplemental indenture under Section 9.02 hereof, that affects its own rights, duties or immunities under this Indenture or otherwise. Upon the request of the Issuer for the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate, nor a resolution, shall be required for the Trustee to execute any supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto adding a new Guarantor under this Indenture.

Article 10
NOTE GUARANTEES

Section 10.01          Guarantee.

(a)	Following the satisfaction of the Escrow Release Condition and the Assumption and subject to this Article 10, each of the Guarantors will, jointly and severally, unconditionally guarantees to each Holder of a Note of any series authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes of any series or the obligations of the Issuer hereunder or thereunder, that:

(1)	the principal of, premium on, if any, and interest, on, the Notes of each applicable series will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, on, the Notes of each applicable series, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)	in case of any extension of time of payment or renewal of any Notes of each applicable series or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)	Following the satisfaction of the Escrow Release Condition and the Assumption, the Guarantors will agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes of each applicable series or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes of each applicable series with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Following the satisfaction of the Escrow Release Condition and the Assumption, each Guarantor will waive diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)	If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)	Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02          Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03          Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Issuer or any of its Restricted Subsidiaries creates or acquires any Subsidiary after the Issue Date, if required by Section 4.18 hereof, the Issuer will cause such Restricted Subsidiary to comply with the provisions of Section 4.18 hereof and this Article 10, to the extent applicable.

Section 10.04          Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(2)	either:

(A)	subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee and this Indenture, pursuant to a supplemental indenture in form satisfactory to the Trustee; or

(B)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(A) and (B) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to such Issuer or another Guarantor.

Section 10.05          Releases.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale, assignment, exchange, transfer, conveyance or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger, consolidation, amalgamation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if such sale, assignment, exchange, transfer, conveyance or other disposition is made in accordance with the applicable provisions of this Indenture;

(2)	in connection with any sale, assignment, exchange, transfer, conveyance or other disposition of Capital Stock of that Guarantor by way of merger, consolidation, amalgamation or otherwise after which the applicable Guarantor is no longer a Restricted Subsidiary, if such sale, assignment, exchange, transfer, conveyance or other disposition is made in accordance with the applicable provisions of this Indenture;

(3)	if the release or discharge of the Guarantee by such Guarantor is with respect to the Indebtedness that resulted in the creation of such Guarantee;

(4)	if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.19 hereof;

(5)	upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or Satisfaction and Discharge of this Indenture in accordance with Article 11 hereof; or

(6)	upon the liquidation or dissolution of a Guarantor in a transaction or series of transactions that does not violate the terms of this Indenture.

Upon delivery to the Trustee of an Officer’s Certificate and Opinion of Counsel to the effect that the conditions set forth in clauses (1) through (6) hereof, as applicable, have been complied with, the Trustee, at the Issuer’s expense, will execute any documents reasonably requested by the Issuer to evidence the release of the applicable Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

Article 11
Satisfaction and Discharge

Section 11.01          Satisfaction and Discharge.

This Indenture will be satisfied and discharged and will cease to be of further effect as to all Notes of any series issued hereunder, when:

(a)	either:

(1)	all Notes of each series that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes of the applicable series for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(2)	all Notes of any series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year (or are to be irrevocably called for redemption within one year) and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of each applicable series not delivered to the Trustee for cancellation for principal of, premium on if any, and accrued interest, to the date of maturity or redemption;

(b)	any Issuer has or any Guarantor has paid or caused to be paid all sums payable by them under this Indenture; and

(c)	the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes of each applicable series at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

The satisfaction and discharge will be effective on the day on which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the Trustee shall execute, at the Issuer’s expense, such instrument(s) requested by the Issuer acknowledging the satisfaction and discharge of all of the Issuer’s Obligations under the Notes and this Indenture.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02          Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest, on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 12
MISCELLANEOUS

Section 12.01          [Reserved]

Section 12.02          Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, by electronic mail or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Premier Entertainment Sub, LLC

Premier Entertainment Finance Corp.

c/o Bally’s Corporation

100 Westminster Street

Providence, RI 02903
Facsimile: (401) 727-4770
Attention: Chief Financial Officer

With a copy to:
Jones Day
250 Vesey Street
New York, NY 10281-1047

Email: rhood@jonesday.com
Facsimile: (212) 755-7306
Attention: Rory T. Hood

If to the Trustee:
U.S. Bank National Association
CityPlace I

185 Asylum Street, 27th Floor
Hartford, CT 06103
Email: laurel.casasanta@usbank.com
Attention: Laurel Casasanta

With a copy to:
Hinckley, Allen & Snyder LLP
28 State Street
Boston, MA 02109
Email: mtentindo@hinckleyallen.com
Attention: Michael J. Tentindo, Esq.

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders of Notes) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or electronic mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the date sent to DTC if otherwise given in accordance with the procedures of DTC; provided that any notice or communication delivered to the Trustee or an Agent shall be deemed effective upon actual receipt thereof and on the first date on which publication is made, if given by publication (including by posting of information on the website or online data system maintained in accordance with Section 4.03).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, or in the case of Notes of the applicable series in global form, sent electronically in accordance with the applicable procedures of the Depositary. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to this Indenture and the Notes must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed by hand, by facsimile, or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English). The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.03          [Reserved]

Section 12.04          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1)	an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)	an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.05          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04(a) must include:

(1)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)	a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06          Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07          No Personal Liability of Directors, Partners, Members, Officers, Employees and Stockholders.

No director, partner, member officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes of each applicable series, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes of each applicable series by accepting a Note of any series waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes of each applicable series. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.08          Governing Law.

THIS INDENTURE, THE NOTES OF ANY SERIES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.09          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10         Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 12.11          Severability.

In case any provision in this Indenture or in the Notes of each applicable series is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.12          Counterpart Originals.

This Indenture may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 12.13          Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.14          Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OF EACH SERIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15          U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 12.16          Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

Dated as of the date first written above.

PREMIER ENTERTAINMENT SUB, LLC

By:	/s/ Stephen H. Capp
Name: Stephen H. Capp
Title: Executive Vice President, Chief Financial Officer and Treasurer

PREMIER ENTERTAINMENT FINANCE CORP.

By:	/s/ Stephen H. Capp
Name: Stephen H. Capp
Title: Executive Vice President and, Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A-1

Face of Note

CUSIP:

ISIN:

5.625% Senior Notes due 2029

No.	$

PREMIER ENTERTAINMENT SUB, LLC

PREMIER ENTERTAINMENT FINANCE CORP.

promises to pay to [CEDE & CO.] or registered assigns,

the principal sum of __________________________________________________________ DOLLARS* on September 1, 2029.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Dated: August 20, 2021

PREMIER ENTERTAINMENT SUB, LLC

By:
Name:
Title:

PREMIER ENTERTAINMENT FINANCE CORP.

By:
Name:
Title:

This is one of the 2029 Notes referred to

in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signatory

Back of Note

5.625% Senior Notes due 2029

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	Interest. Premier Entertainment Sub, LLC (“PE Sub”), a Delaware limited liability company and wholly-owned, unrestricted indirect subsidiary of Bally’s Corporation, a Delaware Corporation (the “Company”), Premier Entertainment Finance Corp. (“PE Corp.” and, together with PE Sub, the “Escrow Issuers”), a Delaware corporation and wholly-owned, unrestricted indirect subsidiary of the Company, promise to pay or cause to be paid interest on the principal amount of this 2029 Note at 5.625% per annum from August 20, 2021 until maturity. The Issuer (as defined below) will pay interest, if any, semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the 2029 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this 2029 Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be March 1, 2022. The Issuer will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at a rate that is 1% per annum higher than the then applicable interest rate on the 2029 Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)	Method of Payment. The Issuer will pay interest on the 2029 Notes (except defaulted interest), if any, to the Persons who are registered Holders of 2029 Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such 2029 Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The 2029 Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar, or, at the option of the Issuer, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all 2029 Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

(3)	Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture (as defined below), will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the 2029 Notes. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)	Indenture. The Escrow Issuers issued the 2029 Notes under an Indenture dated as of August 20, 2021 (the “Base Indenture”) among the Escrow Issuers and the Trustee. Upon satisfaction of the Escrow Release Condition (as defined in the Indenture (as defined below)), the Company and the Guarantors (as defined below) will (i) enter into a supplemental indenture to the Base Indenture (the “Supplemental Indenture” and, together with the Initial Indenture, the “Indenture”) with the Trustee, pursuant to which (x) the Company will assume all of the obligations of the Escrow Issuers under the Base Indenture and the each series of Notes issued under the Indenture (the “Assumption”), and (y) the Guarantors will, jointly and severally, fully and unconditionally guarantee the obligations of the Issuer, with respect to each series of Notes issued under the Indenture, on a senior unsecured basis (collectively, the “Guarantees”). As used herein, unless the context otherwise requires, (i) the term “Guarantors” shall include, collectively, each of the Company’s existing subsidiaries that will guarantee the Company’s new credit facilities, to be entered into on the date of the Assumption, and (ii) the term “Issuer” shall refer (x) collectively, to PE Sub and PE Corp. prior to the Assumption, and (y) to the Company from and after the Assumption.

The terms of the 2029 Notes include those stated in the Indenture. The 2029 Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The 2029 Notes are unsecured obligations of the Issuer. To the extent any provision of this 2029 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of 2029 Notes that may be issued thereunder. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and Section 4.09 of the Indenture. The 2029 Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture.

(5)	Optional Redemption.

(a)	At any time prior to September 1, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2029 Notes issued under the Indenture, upon not less than 15 nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 105.625% of the principal amount of the 2029 Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders of 2029 Notes on the relevant record date to receive interest on the relevant interest payment date) with the net cash proceeds of an Equity Offering by the Issuer; provided that:

(1)	at least 50% of the aggregate principal amount of 2029 Notes originally issued under the Indenture (excluding 2029 Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs prior to 180 days after the date of the closing of such Equity Offering.

(b)	At any time prior to September 1, 2024, the Issuer, at its option, may on one or more occasions redeem all or a part of the 2029 Notes, upon not less than 15 nor more than 60 days’ prior written notice to the Holders of 2029 Notes and the Trustee, at a redemption price equal to 100% of the principal amount of the 2029 Notes redeemed, plus the 2029 Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of the 2029 Notes on the relevant record date to receive interest due on the relevant payment date.

(c)	Except pursuant to the two preceding paragraphs, the 2029 Notes will not be redeemable at the Issuer’s option prior to September 1, 2024.

(d)	On or after September 1, 2024, the Issuer may on any one or more occasions redeem all or a part of the 2029 Notes upon not less than 15 nor more than 60 days’ prior written notice to the Holders of 2029 Notes and the Trustee, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any on the 2029 Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the 12-month period beginning on September 1 of the years indicated below (subject to the rights of Holders of 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2024	102.813%
2025	101.406%
2026 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2029 Notes or portions thereof called for redemption on the applicable redemption date.

(e)	In connection with any tender offer or other offer to purchase for all of the 2029 Notes, if holders of not less than 90% of the aggregate principal amount of the then outstanding 2029 Notes validly tender and do not validly withdraw such 2029 Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the 2029 Notes validly tendered and not validly withdrawn by such holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ notice following such purchase date, to redeem all 2029 Notes, that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(6)	GAMING REDEMPTION. Each Holder, by accepting a 2029 Note, shall be deemed to have agreed that, if any Gaming/Racing Authority requires that a person who is a Holder or the beneficial owner of 2029 Notes apply for and obtain a Gaming/Racing License or otherwise be registered, licensed, qualified, found suitable or respond to any other regulatory inquiry under applicable Gaming/Racing Laws (a “Holder Gaming Requirement”), such Holder or beneficial owner, as the case may be, shall comply with such Holder Gaming Requirement in accordance with such Gaming/Racing Laws. If such Person fails to comply with a Holder Gaming Requirement, the Issuer shall have the right, at its option:

(a)	to require such Holder to dispose of its 2029 Notes or beneficial interest therein within 30 days of receipt of notice of the Issuer’s election or such earlier date as may be requested or prescribed by such Gaming/Racing Authority; or

(b)	to redeem such 2029 Notes, upon not less than 30 days’ prior written notice to the affected Holder and the Trustee (or such earlier date as may be requested or prescribed by such Gaming/Racing Authority), at a redemption price equal to:

(1)	the lesser of:

(A)	the Holder’s cost for such 2029 Notes, plus accrued and unpaid interest, if any, to the earlier of the date of redemption or the date of the finding of unsuitability or failure to comply with the Holder Gaming Requirement; and

(B)	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the date of redemption or the date of the finding of unsuitability or failure to comply with the Holder Gaming Requirement; or

(C)	such other amount as may be required by applicable law or order of the Gaming/Racing Authority.

(c)	the Issuer shall notify the Trustee in writing of any such disqualified holder status or redemption as soon as practicable. Neither the Issuer nor the Trustee shall be responsible for any costs or expenses any 2029 Holder or beneficial owner may incur in connection with its registration, application for a license, qualification or a finding of suitability, or any renewal or continuation of the foregoing or compliance with any other requirement of a Gaming/Racing Authority. Those costs and expenses will be the obligations of the Holder or beneficial owner, as applicable. In addition, any holder or beneficial owner, as applicable, required to be licensed, qualified or found suitable under applicable Gaming/Racing Laws must pay all investigative fees and costs of any Gaming/Racing Authority in connection with such license, qualification, finding of suitability or application therefor.

(7)	Mandatory Redemption. Except as set forth in Section 3.09(b) of the Indenture, the Issuer is not required to make mandatory redemption (except as set forth in paragraph (6) hereof) or sinking fund payments with respect to any series of Notes.

If (i) the Escrow Release Condition has not been satisfied on or prior to the Termination Date, or (ii) the Escrow Issuers and the Financial Adviser notify the Escrow Agent and the Trustee in writing that the Escrow Release Condition will not be satisfied on or prior to the Termination Date (each of the above, a “Special Mandatory Redemption Event”), then the Trustee (acting in both instances at the written direction and expense of the Escrow Issuers, which direction from the Escrow Issuers to the Trustee shall include all information needed by the Trustee to complete Schedule 5 of the Cash Confirmed Escrow Agreement) in accordance with the Cash Confirmed Escrow Agreement will notify the Escrow Agent (and such other Persons as provided for in the Escrow Agreement), of the Special Mandatory Redemption Event, and, upon receipt of the Special Mandatory Redemption Price (as such term is defined in the Cash Confirmed Escrow Agreement) by the Trustee from the Escrow Agent, the 2029 Notes shall be redeemed on the Special Mandatory Redemption Date (as such term is defined in the Cash Confirmed Escrow Agreement), with such funds first applied by the Trustee to pay the principal amount of the Special Mandatory Redemption Price and then to apply any additional amounts to the accrued and unpaid interest component of the Special Mandatory Redemption Price.

For the avoidance of doubt, it is acknowledged and agreed that in no event shall the Trustee have any responsibility for determining or verifying the accuracy of the Special Mandatory Redemption Price

(8)	REPURCHASE AT THE OPTION OF HOLDER.

(a)	Following the Escrow Release Date (as defined in the Indenture), upon the occurrence of (i) a Change of Control (if, at the Change of Control Time, the Notes do not have Investment Grade Status) or (ii) a Change of Control Triggering Event (if, at the Change of Control Time, the Notes have Investment Grade Status), the Issuer will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 10 Business Days following any Change of Control, the Issuer will mail a notice to each Holder and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)	If the Issuer or a Restricted Subsidiary of the Issuer consummates any Asset Sales, within 20 Business Days (for earlier at the Issuer’s option) after each date on which the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders of Notes (with a copy to the Trustee) and all Holders of other Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. The Issuer may satisfy the foregoing obligation with respect to Net Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by the Indenture (an “Advance Offer”) with respect to all or part of the available Net Proceeds (the “Advance Portion”). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will select the Notes and the Pari Passu Debt to be purchased on a pro rata basis or by lot (and, in the case of Notes in global form, in accordance with the Applicable procedures of the Depositary), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be left outstanding). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculation of Excess Proceeds. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(9)	Notice of Redemption. At least 15 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail (or send such notices electronically in accordance with the Applicable procedures of the Depositary in the case of Notes in global form), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased

(10)	Denominations, Transfer, Exchange. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(11)	Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12)	Amendment, Supplement and Waiver. Subject to certain exceptions, the Escrow Agreements, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Escrow Agreements, the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Escrow Agreements, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect, omission, mistake or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to such Issuer or such Guarantor pursuant to Article 5 or Article 10 of the Indenture to any change that would provide any additional rights or benefits to the holders of any Notes or that does not adversely affect the legal rights under the indenture of any holder of Notes, including to comply with requirements of the SEC or any applicable securities depository in order to maintain the transferability of the Notes pursuant to Rule 144A under the Securities Act or Regulation S under the Securities Act, to make any change that would provide any additional rights or benefits to the Holders of the Notes, and in each case, the release, suspension or termination thereof, or that does not adversely affect the legal rights hereunder of any such Holder, to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of the notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, to release the Note Guarantee of a Guarantor in accordance with the terms of the Indenture, to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, if then applicable, to comply with requirements of applicable Gaming/Racing Laws, to provide for requirements imposed by applicable Gaming/Racing Authorities, to provide for the acceptance or appointment of a successor trustee, or to amend the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes.

(13)	Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes; (iii) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 of the Indenture; (iv) subject to certain exceptions, failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer from the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee if given by the Holders) voting as a single class to comply with any of the other agreements in the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default (a) is caused by a failure to pay principal of, premium on, if any, or interest on, if any, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200.0 million or more; provided, however, that if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 15 business day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law; (vi) failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction in an uninsured aggregate amount in excess of $200.0 million, which judgments are not paid, waived, satisfied, discharged or stayed, for a period of 60 days; (vii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and (viii) any Insolvency or Liquidation Proceeding with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then-outstanding Notes by notice to the Issuer (with a copy to the Trustee if given by the Holders) may only following the earliest to occur of (i) the Escrow Release Date and (ii) a Special Mandatory Redemption Event, declare all the Notes of each applicable series to be due and payable immediately.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase).  The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14)	Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(15)	No Recourse Against Others. No director, partner, member, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(16)	Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)	Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)	CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)	GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Premier Entertainment Sub, LLC

Premier Entertainment Finance Corp.

c/o Bally’s Corporation

100 Westminster Street

Providence, RI 02903
Facsimile: (401) 727-4770
Attention: Chief Financial Officer

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐Section 4.10	☐Section 4.15

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*               Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global Note *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT A-2

Face of Note

CUSIP:

ISIN:

5.875% Senior Notes due 2031

No. ____	$____________

PREMIER ENTERTAINMENT SUB, LLC

PREMIER ENTERTAINMENT FINANCE CORP.

promises to pay to [CEDE & CO.] or registered assigns,

the principal sum of __________________________________________________________________________________ DOLLARS* on September 1, 2031.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Dated: August 20, 2021

PREMIER ENTERTAINMENT SUB, LLC

By:
Name:
Title:

PREMIER ENTERTAINMENT FINANCE CORP.

By:
Name:
Title:

This is one of the 2031 Notes referred to
in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:
Authorized Signatory

Back of Note

5.875% Senior Notes due 2031

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	Interest. Premier Entertainment Sub, LLC (“PE Sub”), a Delaware limited liability company and wholly-owned, unrestricted indirect subsidiary of Bally’s Corporation, a Delaware Corporation (the “Company”), Premier Entertainment Finance Corp. (“PE Corp.” and, together with PE Sub, the “Escrow Issuers”), a Delaware corporation and wholly-owned, unrestricted indirect subsidiary of the Company, promise to pay or cause to be paid interest on the principal amount of this 2031 Note at 5.875% per annum from August 20, 2021 until maturity. The Issuer (as defined below) will pay interest, if any, semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the 2031 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this 2031 Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be March 1, 2022. The Issuer will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at a rate that is 1% per annum higher than the then applicable interest rate on the 2031 Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)	Method of Payment. The Issuer (as defined below) will pay interest on the 2031 Notes (except defaulted interest), if any, to the Persons who are registered Holders of 2031 Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such 2031 Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The 2031 Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar, or, at the option of the Issuer, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all 2031 Global Notes and all other 2031 Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

(3)	Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture (as defined below), will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the 2031 Notes. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)	Indenture. The Escrow Issuers issued the 2031 Notes under an Indenture dated as of August 20, 2021 (the “Base Indenture”) among the Escrow Issuers and the Trustee. Upon satisfaction of the Escrow Release Condition (as defined in the Indenture (as defined below)), the Company and the Guarantors (as defined below) will (i) enter into a supplemental indenture to the Base Indenture (the “Supplemental Indenture” and, together with the Initial Indenture, the “Indenture”) with the Trustee, pursuant to which (x) the Company will assume all of the obligations of the Escrow Issuers under the Base Indenture and the each series of Notes issued under the Indenture (the “Assumption”), and (y) the Guarantors will, jointly and severally, fully and unconditionally guarantee the obligations of the Issuer, with respect to each series of Notes issued under the Indenture, on a senior unsecured basis (collectively, the “Guarantees”). As used herein, unless the context otherwise requires, (i) the term “Guarantors” shall include, collectively, each of the Company’s existing subsidiaries that will guarantee the Company’s new credit facilities, to be entered into on the date of the Assumption, and (ii) the term “Issuer” shall refer (x) collectively, to PE Sub and PE Corp. prior to the Assumption, and (y) to the Company from and after the Assumption.

The terms of the 2031 Notes include those stated in the Indenture. The 2031 Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The 2031 Notes are unsecured obligations of the Issuer. To the extent any provision of this 2031 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of 2031 Notes that may be issued thereunder. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and Section 4.09 of the Indenture. The 2031 Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture.

(5)	Optional Redemption.

(f)	At any time prior to September 1, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2031 Notes issued under the Indenture, upon not less than 15 nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 105.875% of the principal amount of the 2031 Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders of 2031 Notes on the relevant record date to receive interest on the relevant interest payment date) with the net cash proceeds of an Equity Offering by the Issuer; provided that:

(3)	at least 50% of the aggregate principal amount of 2031 Notes originally issued under the Indenture (excluding 2031 Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(4)	the redemption occurs prior to 180 days after the date of the closing of such Equity Offering.

(g)	At any time prior to September 1, 2026, the Issuer, at its option, may on one or more occasions redeem all or a part of the 2031 Notes, upon not less than 15 nor more than 60 days’ prior written notice to the Holders of 2031 Notes and the Trustee, at a redemption price equal to 100% of the principal amount of the 2031 Notes redeemed, plus the 2031 Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of Holders of the 2031 Notes on the relevant record date to receive interest due on the relevant payment date.

(h)	Except pursuant to the two preceding paragraphs, the 2031 Notes will not be redeemable at the Issuer’s option prior to September 1, 2026.

(i)	On or after September 1, 2026, the Issuer may on any one or more occasions redeem all or a part of the 2031 Notes upon not less than 15 nor more than 60 days’ prior written notice to the Holders of 2031 Notes and the Trustee, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any on the 2031 Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the 12-month period beginning on September 1 of the years indicated below (subject to the rights of Holders of 2031 Notes on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2026	102.938%
2027	101.958%
2028	100.979%
2029 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2031 Notes or portions thereof called for redemption on the applicable redemption date.

(j)	In connection with any tender offer or other offer to purchase for all of the 2031 Notes, if holders of not less than 90% of the aggregate principal amount of the then outstanding 2031 Notes validly tender and do not validly withdraw such 2031 Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the 2031 Notes validly tendered and not validly withdrawn by such holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ notice following such purchase date, to redeem all 2031 Notes, that remain outstanding following such purchase at a price equal to the price paid to each other holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(6)	GAMING REDEMPTION. Each Holder, by accepting a Note, shall be deemed to have agreed that, if any Gaming/Racing Authority requires that a person who is a Holder or the beneficial owner of Notes apply for and obtain a Gaming/Racing License or otherwise be registered, licensed, qualified, found suitable or respond to any other regulatory inquiry under applicable Gaming/Racing Laws (a “Holder Gaming Requirement”), such Holder or beneficial owner, as the case may be, shall comply with such Holder Gaming Requirement in accordance with such Gaming/Racing Laws. If such Person fails to comply with a Holder Gaming Requirement, the Issuer shall have the right, at its option:

(a)	to require such Holder to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of the Issuer’s election or such earlier date as may be requested or prescribed by such Gaming/Racing Authority; or

(b)	to redeem such Notes, upon not less than 30 days’ prior written notice to the affected Holder and the Trustee (or such earlier date as may be requested or prescribed by such Gaming/Racing Authority), at a redemption price equal to:

(2)	the lesser of:

(D)	the Holder’s cost for such Notes, plus accrued and unpaid interest, if any, to the earlier of the date of redemption or the date of the finding of unsuitability or failure to comply with the Holder Gaming Requirement; and

(E)	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the date of redemption or the date of the finding of unsuitability or failure to comply with the Holder Gaming Requirement; or

(F)	such other amount as may be required by applicable law or order of the Gaming/Racing Authority.

(c)	the Issuer shall notify the Trustee in writing of any such disqualified holder status or redemption as soon as practicable. Neither the Issuer nor the Trustee shall be responsible for any costs or expenses any Holder or beneficial owner may incur in connection with its registration, application for a license, qualification or a finding of suitability, or any renewal or continuation of the foregoing or compliance with any other requirement of a Gaming/Racing Authority. Those costs and expenses will be the obligations of the Holder or beneficial owner, as applicable. In addition, any holder or beneficial owner, as applicable, required to be licensed, qualified or found suitable under applicable Gaming/Racing Laws must pay all investigative fees and costs of any Gaming/Racing Authority in connection with such license, qualification, finding of suitability or application therefor.

(7)	Mandatory Redemption. Except as set forth in Section 3.09(b) of the Indenture, the Issuer is not required to make mandatory redemption (except as set forth in paragraph (6) hereof) or sinking fund payments with respect to any series of Notes.

If (i) the Escrow Release Condition has not been satisfied on or prior to the Termination Date, or (ii) the Escrow Issuers and the Financial Adviser notify the Escrow Agent and the Trustee in writing that the Escrow Release Condition will not be satisfied on or prior to the Termination Date (each of the above, a “Special Mandatory Redemption Event”), then the Trustee (acting in both instances at the written direction and expense of the Escrow Issuers, which direction from the Escrow Issuers to the Trustee shall include all information needed by the Trustee to complete Schedule 5 of the Cash Confirmed Escrow Agreement) in accordance with the Cash Confirmed Escrow Agreement will notify the Escrow Agent (and such other Persons as provided for in the Escrow Agreement), of the Special Mandatory Redemption Event, and, upon receipt of the Special Mandatory Redemption Price (as such term is defined in the Cash Confirmed Escrow Agreement) by the Trustee from the Escrow Agent, the 2031 Notes shall be redeemed on the Special Mandatory Redemption Date (as such term is defined in the Cash Confirmed Escrow Agreement), with such funds first applied by the Trustee to pay the principal amount of the Special Mandatory Redemption Price and then to apply any additional amounts to the accrued and unpaid interest component of the Special Mandatory Redemption Price.

For the avoidance of doubt, it is acknowledged and agreed that in no event shall the Trustee have any responsibility for determining or verifying the accuracy of the Special Mandatory Redemption Price

(8)	REPURCHASE AT THE OPTION OF HOLDER.

(c)	Following the Escrow Release Date (as defined in the Indenture), upon the occurrence of (i) a Change of Control (if, at the Change of Control Time, the Notes do not have Investment Grade Status) or (ii) a Change of Control Triggering Event (if, at the Change of Control Time, the Notes have Investment Grade Status), the Issuer will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 10 Business Days following any Change of Control, the Issuer will mail a notice to each Holder and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(d)	If the Issuer or a Restricted Subsidiary of the Issuer consummates any Asset Sales, within 20 Business Days (for earlier at the Issuer’s option) after each date on which the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders of Notes (with a copy to the Trustee) and all Holders of other Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. The Issuer may satisfy the foregoing obligation with respect to Net Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by the Indenture (an “Advance Offer”) with respect to all or part of the available Net Proceeds (the “Advance Portion”). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer will select the Notes and the Pari Passu Debt to be purchased on a pro rata basis or by lot (and, in the case of Notes in global form, in accordance with the Applicable procedures of the Depositary), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be left outstanding). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculation of Excess Proceeds. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(9)	Notice of Redemption. At least 15 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail (or send such notices electronically in accordance with the Applicable procedures of the Depositary in the case of Notes in global form), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased

(10)	Denominations, Transfer, Exchange. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(11)	Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12)	Amendment, Supplement and Waiver. Subject to certain exceptions, the Escrow Agreements, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Escrow Agreements, the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Escrow Agreements, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect, omission, mistake or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to such Issuer or such Guarantor pursuant to Article 5 or Article 10 of the Indenture to any change that would provide any additional rights or benefits to the holders of any Notes or that does not adversely affect the legal rights under the indenture of any holder of Notes, including to comply with requirements of the SEC or any applicable securities depository in order to maintain the transferability of the Notes pursuant to Rule 144A under the Securities Act or Regulation S under the Securities Act, to make any change that would provide any additional rights or benefits to the Holders of the Notes, and in each case, the release, suspension or termination thereof, or that does not adversely affect the legal rights hereunder of any such Holder, to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of the notes” section of the Offering Memorandum, to the extent that such provision in that “Description of the notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, to release the Note Guarantee of a Guarantor in accordance with the terms of the Indenture, to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, if then applicable, to comply with requirements of applicable Gaming/Racing Laws, to provide for requirements imposed by applicable Gaming/Racing Authorities, to provide for the acceptance or appointment of a successor trustee, or to amend the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes.

(13)	Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes; (iii) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 of the Indenture; (iv) subject to certain exceptions, failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer from the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee if given by the Holders) voting as a single class to comply with any of the other agreements in the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default (a) is caused by a failure to pay principal of, premium on, if any, or interest on, if any, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200.0 million or more; provided, however, that if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 15 business day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law; (vi) failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction in an uninsured aggregate amount in excess of $200.0 million, which judgments are not paid, waived, satisfied, discharged or stayed, for a period of 60 days; (vii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and (viii) any Insolvency or Liquidation Proceeding with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then-outstanding Notes by notice to the Issuer (with a copy to the Trustee if given by the Holders) may only following the earliest to occur of (i) the Escrow Release Date and (ii) a Special Mandatory Redemption Event, declare all the Notes of each applicable series to be due and payable immediately.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of all the Holders, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an offer to purchase).  The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14)	Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(15)	No Recourse Against Others. No director, partner, member, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(16)	Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)	Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)	CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)	GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Premier Entertainment Sub, LLC

Premier Entertainment Finance Corp.

c/o Bally’s Corporation

100 Westminster Street

Providence, RI 02903
Facsimile:  (401) 727-4770
Attention: Chief Financial Officer

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*       Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global Note *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

Premier Entertainment Sub, LLC

Premier Entertainment Finance Corp.

c/o Bally’s Corporation

100 Westminster Street

Providence, RI 02903
Facsimile: (401) 727-4770
Attention: Chief Financial Officer

U.S. Bank National Association, as Trustee

CityPlace I

185 Asylum Street, 27th Floor

Hartford, CT 06103
Email: laurel.casasanta@usbank.com
Attention: Laurel Casasanta

Re: [5.625%][5.875%] Senior Notes due [2029][2031]

Reference is hereby made to the Indenture, dated as of August 20, 2021 (as amended and supplemented from time to time, the “Indenture”), among Premier Entertainment Sub, LLC (“PE Sub”), a Delaware limited liability company and wholly-owned, unrestricted indirect subsidiary of Bally’s Corporation, a Delaware Corporation (the “Company”), Premier Entertainment Finance Corp. (“PE Corp.” and, together with PE Sub, the “Escrow Issuers”), a Delaware corporation and wholly-owned, unrestricted indirect subsidiary of the Company, and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.	Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.	Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)	such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)	such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

4.	Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)	Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)	Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)	Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Escrow Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	a beneficial interest in the:

(i)	144A Global Note (CUSIP _________), or

(ii)	Regulation S Global Note (CUSIP _________), or

(b)	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	a beneficial interest in the:

(i)	144A Global Note (CUSIP _________), or

(ii)	Regulation S Global Note (CUSIP _________), or

(iii)	Unrestricted Global Note (CUSIP _________); or

(b)	a Restricted Definitive Note; or

(c)	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Premier Entertainment Sub, LLC

Premier Entertainment Finance Corp.

c/o Bally’s Corporation

100 Westminster Street

Providence, RI 02903
Facsimile: (401) 727-4770
Attention: Chief Financial Officer

U.S. Bank National Association, as Trustee

CityPlace I

185 Asylum Street, 27th Floor

Hartford, CT 06103
Email: laurel.casasanta@usbank.com
Attention: Laurel Casasanta

Re: [5.625%][5.875%] Senior Notes due [2029][2031]

(CUSIP: )

Reference is hereby made to the Indenture, dated as of August 20, 2021 (as amended and supplemented from time to time, the “Indenture”), among Premier Entertainment Sub, LLC (“PE Sub”), a Delaware limited liability company and wholly-owned, unrestricted indirect subsidiary of Bally’s Corporation, a Delaware Corporation (the “Company”), Premier Entertainment Finance Corp. (“PE Corp.” and, together with PE Sub, the “Escrow Issuers”), a Delaware corporation and wholly-owned, unrestricted indirect subsidiary of the Company, and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.	Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.	Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note, Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Escrow Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of August 20, 2021 (as amended and supplemented from time to time, the “Indenture”), among Premier Entertainment Sub, LLC (“PE Sub”), a Delaware limited liability company and wholly-owned, unrestricted indirect subsidiary of Bally’s Corporation, a Delaware Corporation (the “Company”), Premier Entertainment Finance Corp. (“PE Corp.” and, together with PE Sub, the “Escrow Issuers”), a Delaware corporation and wholly-owned, unrestricted indirect subsidiary of the Company, the Guarantors from time to time party thereto, and U.S. Bank National Association, as Trustee, (a) the due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, and interest, if any, on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

D-1

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED IN CONNECTION WITH THE
BALLY CORPORATION’S ASSUMPTION]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [           ], among Premier Entertainment Sub, LLC (“PE Sub”), a Delaware limited liability company and wholly-owned, unrestricted indirect subsidiary of Bally’s Corporation, a Delaware Corporation (the “Company”), Premier Entertainment Finance Corp. (“PE Corp.” and, together with PE Sub, the “Escrow Issuers”), a Delaware corporation and wholly-owned, unrestricted indirect subsidiary of the Company, the Company (the “New Issuer”), each of the parties that are signatories hereto as the Guarantors, that are each subsidiaries of the New Issuer (collectively, the “New Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S E T H :

WHEREAS, the Escrow Issuers have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of August 20, 2021, providing for the issuance of $750,000,000 aggregate principal amount of 5.625% Senior Notes due 2029 (the “2029 Notes”) and $750,000,000 aggregate principal amount 5.875% Senior Notes due 2031 (the “2031 Notes” and, together with the 2029 Notes, the “Notes”);

WHEREAS, the Assumption will occur substantially concurrent with the execution of this Supplemental Indenture;

WHEREAS, in connection with the Assumption (a) the New Issuer shall assume all of the rights and obligations of the Escrow Issuers in respect of the Notes of each series and the Indenture and be substituted for, and may exercise every right and power of, the Escrow Issuers under the Indenture and the Notes of each series, and (b) each of the New Guarantors will become a Guarantor under the Indenture, in each case, by the execution and delivery of this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.	Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.	Agreement to be Bound. (a) The New Issuer acknowledges that is has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) unconditionally assume all of the Escrow Issuers’ obligations under the Notes of each series and the Indenture on the terms and subject to the conditions set forth in the Indenture; (ii) be bound by all applicable provisions of the Indenture as if made by, and with respect to the New Issuer; and (iii) perform all obligations and duties required of the Issuer pursuant to the Indenture. From and after the date hereof, all references in the Indenture to the “Issuer” shall refer to the New Issuer instead of the Escrow Issuers.

(b)	Each New Guarantor hereby agrees, jointly and severally, with all existing guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes of each series and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes of each series and to perform all of the obligations and agreements of a guarantor under the Indenture. From and after the date hereof, all references in the Indenture to the “Guarantors” shall include each of the New Guarantors.

3.	Notices. All notices or other communications to the New Issuer or any New Guarantor shall be given as provided in Section 12.02 of the Indenture.

4.	Execution and Delivery. The New Issuer agrees that the Notes of each series shall remain in full force and effect notwithstanding the absence of any endorsement of the New Issuer on the Notes of each series, and each New Guarantor agrees that its Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.

5.	Release of Obligations. Upon execution of this Supplemental Indenture by the New Issuer, the New Guarantors and the Trustee, the Escrow Issuers shall be unconditionally and irrevocably released and discharged from all obligations and liabilities under the Indenture and the Notes of each series (other than those obligations and liabilities applicable to the Escrow Issuers as a Subsidiary Guarantor as described in Section 2(b) above).

6.	Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes of each applicable series heretofore or hereafter authenticated and delivered shall be bound hereby.

7.	No Recourse Against Others. No director, partner, member officer, employee, incorporator or stockholder of the New Issuer or of any New Guarantor, as such, will have any liability for any obligations of the New Issuer or any New Guarantor under the Notes of each applicable series, the Indenture or this Supplemental Indenture, the Notes Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes of each applicable series by accepting a Note of any series waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes of each applicable series. The waiver may not be effective to waive liabilities under the federal securities laws.

8.	Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.	Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

10.	Counterparts. This Supplemental Indenture may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.	Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

EXHIBIT E

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PREMIER ENTERTAINMENT SUB, LLC,
as Escrow Issuer

By:
Name:
Title:

PREMIER ENTERTAINMENT FINANCE CORP.,
as Escrow Issuer

By:
Name:
Title:

BALLY’S CORPORATION,
as Issuer

By:
Name:
Title:

[NEW GUARANTORS],
as a Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Bally’s Corporation (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of August 20, 2021 (as amended and supplemented from time to time, the “Indenture”), providing for the issuance of 5.625% Senior Notes due 2029 and 5.875% Senior Notes due 2031 (together, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes of each series and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes of any series.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.	NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes of any series by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes of any series. The waiver may not be effective to waive liabilities under the federal securities laws.

4.	GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.	COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

E-1

EXHIBIT E

The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.	THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

8.	RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

E-2

EXHIBIT E

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _____________________________________________,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

E-3